EXHIBIT 99.2

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

Execution Copy

LICENSE, COMMERCIALIZATION AND SUPPLY AGREEMENT

by and between

INDEVUS PHARMACEUTICALS, INC.

and

ODYSSEY PHARMACEUTICALS, INC.

THIS LICENSE, COMMERCIALIZATION AND SUPPLY AGREEMENT (the “Agreement”) is made as of April 6, 2004 (“Effective Date”), by and between INDEVUS PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 99 Hayden Avenue, Suite 200, Lexington, MA 02421, United States (“Indevus”) and ODYSSEY PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 72 Eagle Rock Ave., East Hanover, NJ 07936, United States (“Odyssey”).

W I T N E S S E T H:

WHEREAS, Indevus owns or Controls the Indevus Intellectual Property as of the Effective Date;

WHEREAS, Odyssey’s Affiliates have significant experience in the market development, marketing, Promotion and sale of pharmaceutical products and Odyssey believes it and its Affiliates can make significant contributions to the successful market development and commercialization of Product;

WHEREAS, the Parties desire to engage in the Promotion of Product in the Field in the Territory under a common Trademark, subject to and on the terms and conditions set forth in this Agreement;

WHEREAS, Indevus desires to license certain rights to the Product in the Field in the Territory to Odyssey; and

WHEREAS, Odyssey also desires to purchase from Indevus, and Indevus desires to supply to Odyssey, Odyssey’s requirements of Finished Product, subject to and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing statements and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Act” means the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2 “Additional Copromotion Period” means, if the Copromotion Period is not terminated by either Party in accordance with Section 12.1 hereof, the period commencing on the date immediately following the date of expiration of the Initial Copromotion Period and expiring at the end of the Agreement Term.

1.3 “Additional Development” means any development relating to Product in the Field, other than Registration Studies relating to the formulations of Trospium Twice-Daily or Trospium Once-Daily currently under development by Indevus and/or its designee, including line extensions and development of Additional Indications, subject to the provisions of Section 4.1 (c).

1.4 “Additional Indication” means any indication for Product in the Field, other than the Initial Indication, for which the Parties have agreed to pursue Additional Development, subject to and in accordance with the provisions of Section 4.1 (c).

1.5 “Adverse Experience” or “AE(s)” means adverse drug experiences, as defined by 21 CFR Section 314.80.

1.6 “Affiliate” of a Party or Parent (as applicable) means (i) any corporation or business entity of which at least fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party or Parent; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party or Parent; (iii) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (ii) controls or holds at least fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (iv) any corporation or business entity of which a Party or Parent has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof. For the purposes of this Agreement, any Affiliate of Parent shall be deemed an Affiliate of Odyssey.

1.7 “Agreement Term” shall have the meaning set forth in Section 12.1.

1.8 “Annual Indevus Details” means the aggregate number of Details to be performed by the Indevus Sales Force to the Target Prescribers allocated to the Indevus Sales Force during each Calendar Year of the Detail Requirements Period, such number to be initially determined by the Marketing Committee and approved by the Steering Committee, provided, however, that (a) all of the Annual Indevus Details shall be Primary Position Details; (b) the Annual Indevus Details for the Launch Period are set forth on Schedule 5.2 (a/b); and (c) the Annual Indevus Details for each Calendar Year of the Detail Requirements Period after the Launch Period shall not vary (on an annualized basis) from the Annual Indevus Details set forth on Schedule 5.2 (a/b) without the agreement of both Parties.

1.9 “Annual Odyssey Details” means the aggregate number of Details to be performed by the Odyssey Sales Force to the Target Prescribers allocated to the Odyssey Sales Force during each Calendar Year of the Detail Requirements Period, such number to be initially determined by the Marketing Committee and approved by the Steering Committee, provided, however, that (a) all of the Annual Odyssey Details shall be Primary Position Details; (b) the Annual Odyssey Details for the Launch Period are set forth on Schedule 5.2 (a/b); and (c) the Annual Odyssey

Details for each Calendar Year of the Detail Requirements Period after the Launch Period shall not vary (on an annualized basis) from the Annual Odyssey Details set forth on Schedule 5.2 (a/b) without the agreement of both Parties.

1.10 “Annual Purchased Amount” means, with respect to Finished Product supplied by Indevus during any Calendar Year, the sum of (i) the amount of Finished Product that is delivered to Odyssey during such Calendar Year plus (ii) the amount of Finished Product subject to accepted and open (non-cancelled) firm purchase orders submitted by Odyssey and providing for delivery during such Calendar Year, in accordance with the terms and conditions of Article 14, if such Finished Product has not been delivered on a timely basis through no fault of Odyssey.

1.11 “Business Day” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

1.12 “Calendar Quarter” means for each Calendar Year, each of the three month periods ending March 31, June 30, September 30 and December 31; provided, however, that (i) the first calendar quarter of any particular period shall extend from the commencement of such period to the end of the first complete calendar quarter thereafter; and (ii) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.13 “Calendar Year” means, for the first Calendar Year, the period commencing on the Effective Date and ending on December 31, 2004, and for each year thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.14 “Call Reporting System” shall mean the electronic call reporting system which is currently employed by Odyssey and/or its Representatives responsible for detailing pharmaceutical products in the Territory and which will be used by each Party’s Sales Force in Detailing Product under this Agreement.

1.15 “CFR” means the United States Code of Federal Regulations.

1.16 “cGMP” means current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the CFR, as may be amended from time to time, or any successor thereto.

1.17 “Commercially Reasonable Efforts” means that degree of skill, effort, expertise, and resources normally used (including without limitation the promptness in which such efforts and resources would be applied) consistent with standards generally accepted in the pharmaceutical industry, with respect to the diligent development, manufacture and commercialization of pharmaceutical products of similar market and profit potential at a similar stage in development or product life as Product in the Field.

1.18 “Competing Product” means any product in the Field that contains Compound as one of its active ingredients, [*].

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1.19 “Compound” means the chemical compound known as trospium chloride whose specific chemical name is 3-alpha-benziloyloxynortropane-8-spiro-1’-pyrrolidinium chloride, also known as spiro[8-azoniabicyclo[3,2,1]octane-8,1’-pyrrolidinium]-3-[(hydroxydiphenyl-acetyl)-oxy]chloride(1a, 3ß, 5a)-(9Cl) and any related analogues, homologues, derivative and other pharmaceutically active salts.

1.20 “Control” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement with any Third Party.

1.21 “Copromotion Period” shall have the meaning set forth in Section 12.1.

1.22 “Cure Period” means any six (6) month period immediately succeeding a Deficient Quarter in which the applicable Party satisfies the conditions set forth in Section 5.3 (f).

1.23 “Data” means any and all research data, pharmacology data, preclinical data, clinical data and/or all other documentation submitted, or required to be submitted, to the FDA in association with an IND or NDA for Product (excluding any Drug Master Files (DMFs), Chemistry, Manufacturing and Control (CMC) data, or similar documentation).

1.24 “Deficient Quarter” means any Calendar Quarter in which, as applicable depending on the context, the Indevus Sales Force fails to deliver 100% of the Quarterly Indevus Details applicable to such Calendar Quarter, or the Odyssey Sales Force fails to deliver 100% of the Quarterly Odyssey Details applicable to such Calendar Quarter.

1.25 “Deploy” means the act of designating a particular employee of a Party as a member of such Party’s Sales Force and the inception by such Sales Force member of services to Copromote the Products; provided, however, that no Sales Force member shall be Deployed without first satisfying the requirements set forth in Section 5.6.

1.26 “Detail” means a face-to-face contact by a Representative with a Target Prescriber in an individual or group practice setting, not including dinner meetings, medical conventions, medical education meetings, Sample drops or incidental contacts which do not otherwise constitute a Detail as defined herein, and during which the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings, and other relevant characteristics of Product are described by the Representative in a fair and balanced manner consistent with the requirements of the Act and with FDA approved Product information sheets, and using, as necessary or desirable, the Product Labeling and/or the Product Promotional Materials. When used as a verb, “Detail” shall mean to engage in a Detail.

1.27 “Detail Commencement Date” means the date upon which a Representative of either Party first commences Details in the Territory under the terms of this Agreement, which date shall be (i) with respect to Trospium Twice-Daily, such date after the first FDA Approval of Trospium Twice-Daily as may be established by mutual written agreement of the Parties; and (ii) with respect to Trospium Once-Daily, such date after the first FDA Approval of Trospium Once-Daily as may be established by the Marketing Committee. Each Party shall confirm to the other Party in writing of the actual date within one day of the actual Detail Commencement Date by such Party’s Representatives.

1.28 “Detail Requirements Period” means the period commencing on the Detail Commencement Date for Trospium Twice-Daily and expiring at the end of the first three Royalty Years, or such other date to which the Parties may mutually agree.

1.29 “Development Committee” means the committee described in Section 3.2.

1.30 “Effective Date” shall have the meaning set forth in the Preamble.

1.31 “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.32 “FDA Approval” means with respect to a Product in the Field, all authorizations by the FDA which are required for the marketing of such Product in the United States.

1.33 “Field” means (i) [*], and (ii) [*].

1.34 “Finished Product” means the oral dosage formulation of Trospium Twice-Daily described in the Specifications and packaged and labeled and in a form ready for distribution in the Territory.

1.35 “GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.36 “Generic Drug” means any product containing Compound that is an AB rated equivalent to Trospium Once-Daily, as defined in the 23rd edition of Approved Drug Products with Therapeutic Equivalence Evaluations issued by the United States Department of Health and Human Services [*].

1.37 “Generic Competition” shall be deemed to exist as of any date if Generic Drugs have a market share in the United States of [*] percent ([*]%) or greater of the total unit volume of Product in the United States (as so shown by the average of the monthly IMS (or IMS-equivalent) data) for the most recent Calendar Quarter ended prior to such date.

1.38 “Generic Product” means any product containing Compound that is an AB rated equivalent to Trospium Once-Daily, as defined in the 23rd edition of Approved Drug Products with Therapeutic Equivalence Evaluations issued by the United States Department of Health and Human Services, [*].

1.39 “High Potential Target Prescribers” means those Target Prescribers who are determined by the Parties to be high potential prescribers of urological pharmaceutical products to treat overactive bladder.

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1.40 “Improvements” means all inventions and Know-How, patentable or otherwise, made, created, developed, conceived or reduced to practice by or on behalf of a Party and/or any of its Affiliates pursuant to activities relating to or contemplated by this Agreement during the Agreement Term, that have application or relate to Compound or Product for use in the Field including, without limitation, developments in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, methods of use or packaging and/or sale of Product in the Field, including, without limitation, a process for manufacturing Product, an intermediate used in such process, a formulation of Product, or a use or indication of Product.

1.41 “IND” means an Investigational New Drug application, as described in 21 C.F.R. Section 312.23, obtained for purposes of conducting clinical trials in accordance with the requirements of the Act and the regulations promulgated thereunder, including all supplements and amendments thereto relating to the use of Compound or Product in the Field.

1.42 “Indevus Cost Share” means, (i) for any Calendar Quarter during the Initial Copromotion Period, [*] percent ([*]%) of Product Expenses; and (ii) for any Calendar Quarter during the Additional Copromotion Period, [*] percent ([*]%) of Product Expenses.

1.43 “Indevus Dedicated Sales Force” means those Representatives employed by Indevus to conduct Details to High Potential Target Prescribers and the field sales management supervising such Representatives.

1.44 “Indevus Intellectual Property” means Indevus Patent Rights and Indevus Know-How.

1.45 “Indevus Know-How” means all unpatented information and Data that are or become during the term of this Agreement owned or Controlled by Indevus including but not limited to, discoveries, Improvements, processes, formulas, inventions, know-how and trade secrets, to the extent necessary or useful for the development and/or commercialization of Product in the Field. Indevus Know-How does not include any Patent Rights. Indevus Know-How also includes all marketing authorizations and marketing approvals granted by the FDA (e.g., approved NDAs, INDAs, and related applications and other forms of marketing authorization) for the marketing of Products in the Field in the United States. Such marketing authorizations and marketing approvals shall be deemed embodiments of Data and Indevus Know-How.

1.46 “Indevus Patent Rights” means all Patent Rights in the Territory that are or become owned or Controlled by Indevus at any time during the Agreement Term and that generically or specifically claim, or are otherwise related to, the making, having made, use, offer for sale, sale or importation of Product in the Field or claim any Improvements in the Field made by Indevus. Indevus Patent Rights include those Patent Rights licensed to Indevus under the Shire Agreement.

1.47 “Indevus Product Expenses” means Product Expenses paid or accrued by Indevus.

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1.48 “Indevus Sales Force” means the Representatives and the field sales management employed by Indevus on a full-time basis, as set forth in Section 5.3 (c).

1.49 “Initial Copromotion Period” means the period commencing on the date of FDA Approval of Trospium Twice-Daily and expiring on the six month anniversary of the date of FDA Approval of Trospium Twice-Daily.

1.50 “Initial Indication” means the use of Product in the treatment of overactive bladder and/or urinary incontinence in any form.

1.51 “Initial Promotion Budget” means the budget relating to the Promotion of Product and setting forth Promotion Expenses for the period commencing on the date of FDA Approval through the expiration of the Launch Period, attached hereto as Schedule 5.2 (e), which assumes a twelve (12) month period, or as such budget may be amended by mutual agreement of the Parties; provided, however, that any (i) change during the Additional Copromotion Period and (ii) decrease during the License Period, in each case in the aggregate dollar amount of Promotion Expenses for the second six month period of such budget, shall be a Substantial Issue and, provided further that, in no event shall any such decrease be greater than [*]% of the aggregate dollar amount of Promotion Expenses set forth in the Initial Promotion Budget attached hereto as Schedule 5.2 (e) for such second six month period.

1.52 “Launch Date” means the Detail Commencement Date.

1.53 “Launch Period” shall mean the period commencing with the Launch Date and expiring on December 31 of the year immediately following the year in which the Launch Date occurs.

1.54 “Launch Quantities” shall have the meaning set forth in Section 14.5 (a).

1.55 “Law(s)” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any governmental authority.

1.56 “License Period” shall have the meaning set forth in Section 12.1.

1.57 “Losses” means any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including without limitation court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to Third Parties.

1.58 “Madaus” means Madaus AG, a corporation organized and existing under the laws of Germany and having its principal office at Ostmerheimer Straße 198, D-51109 Köln, Germany.

1.59 “Madaus License” means the License Agreement by and between Madaus and Indevus effective as of November 26, 1999, including any amendments thereto.

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1.60 “Madaus Supply Agreement” means the Supply Agreement by and between Madaus and Indevus effective as of December 16, 2002, including any amendments thereto.

1.61 “Marketing Committee” means the committee described in Section 3.3.

1.62 “NDA” means a new drug application as defined in the Act that is submitted under Section 505 (b) of the Act to apply for FDA Approval.

1.63 “Net Sales” means the gross amount invoiced for all commercial sales of Product to Third Parties in the Territory by Odyssey and its Affiliates, commencing on the Launch Date, less the following deductions actually allowed or taken, in accordance with GAAP.

(a) credits or allowances actually granted for damaged or spoiled Product, returns, recalls or rejections of the Product, and retroactive price reductions;

(b) normal and customary trade, cash and quantity discounts, allowances and credits actually allowed;

(c) sales, value added, excise or similar taxes paid or allowed, or other governmental charges imposed upon the importation, use or sale of Product in the Territory;

(d) legally allowed chargebacks, rebates or similar payments actually granted to customers, including, but not limited to, managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers; and

(e) freight, postage, shipping and insurance charges related to delivery of the Product.

Sales or other transfers between Odyssey and its Affiliates shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates.

1.64 “Odyssey Cost Share” means, (i) for any Calendar Quarter during the Initial Copromotion Period, [*] percent ([*]%) of Product Expenses; and (ii) for any Calendar Quarter during the Additional Copromotion Period, [*]percent ([*]%) of Product Expenses.

1.65 “Odyssey Know-How” means all unpatented information and Data that are or become during the term of this Agreement owned or Controlled by Odyssey, including but not limited to, discoveries, Improvements, processes, formulas, inventions, know-how and trade secrets, to the extent necessary or useful for the development and/or commercialization of Product in the Field. Odyssey Know-How does not include any Patent Rights.

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1.66 “Odyssey Patent Rights” means all Patent Rights in the Territory that are or become during the Agreement Term owned or Controlled by Odyssey (other than pursuant to the licenses granted by Indevus under this Agreement), to the extent necessary or useful for the development and/or commercialization of Product in the Field.

1.67 “Odyssey Product Expenses” means those Product Expenses paid or accrued by Odyssey.

1.68 “Odyssey Sales Force” means the Representatives and field sales management employed by Odyssey on a full-time basis, as set forth in Section 5.3 (a).

1.69 “Parent” means PLIVA d.d., a company organized and existing under the laws of Croatia and having its principal office at Ulica grada Vukovara 49, 10000 Zagreb, Croatia.

1.70 “Party” means Indevus or Odyssey.

1.71 “Patent Rights” means any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof.

1.72 “PDMA” means the United States Prescription Drug Marketing Act of 1987, as amended, or any successor act thereto, and the regulations promulgated thereunder from time to time.

1.73 “Pre-Launch Period” means the period beginning on the Effective Date and ending on the day immediately prior to the Launch Date.

1.74 “Prescriber Data” shall mean data which measures prescriptions written for the Product by each Target Prescriber in the Territory during a specified time period as set forth herein, from a source mutually agreed in writing by the Parties.

1.75 “Primary Position Detail” means a Detail of Product in the Field in which (i) Product is the first product Detailed during a Detail to a Target Prescriber, (ii) at least [*]percent ([*]%) of the total time of the Detail is spent on the presentation of Product, and (iii) the Representative delivers a core Product message to the Target Prescriber.

1.76 “Product” means any pharmaceutical preparation in final form (or, where the context so indicates, the form under development) containing Compound as a primary active therapeutic ingredient, which requires a prescription from a physician or other health care professional, for use in the Territory.

1.77 “Product Expenses” means Promotion Expenses and any other expenses specifically designated in this Agreement to be Product Expenses.

1.78 “Product Liability Claims” means and includes any and all claims by purchasers or users of Products, or their family members, insurers, health care providers, subrogees or

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assignees, seeking damages for personal injury, death, expense, economic loss (including, without limitation, loss of value of the product), or any other relief or remedy, arising out of or related to any alleged defect in the design, labeling, packaging or marketing of the Product; including a failure to warn.

1.79 “Product Procurement Costs” means all costs associated with the manufacturing, purchasing, procurement and warehousing of Finished Product, including, but not limited to materials, direct and indirect labor, overhead costs, transportation, testing, inspections, rework, reserves for obsolescence, shrinkage and scrap, related taxes, storage, insurance and any subcontracted costs, including amounts payable to Third Party Manufacturers, including any fees related to minimum purchase requirements. The current estimated Product Procurement Costs of Finished Product as of the Effective Date are $[*] per 60 count, subject to exchange rate fluctuation.

1.80 “Product Label(ing)” shall have the same meaning as defined in the Act and as interpreted by the FDA.

1.81 “Promotion” means those activities normally undertaken by a pharmaceutical company to implement promotion plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product under a common trademark, up to the point of offering the Product for sale. When used as a verb, “Promote” shall mean to engage in such activities.

1.82 “Promotional Materials” means all written, printed or graphic material, other than Product Labeling, intended for use by Representatives during Details of Product under this Agreement, including visual aids, file cards, premium items, clinical studies, reprints, business cards, identification tags and any other promotional support items or advertisements provided in accordance with the terms of the relevant Promotion Plan and Section 5.4.

1.83 “Promotion Expenses” means, subject to the other terms and conditions of this Agreement, all actual expenses incurred (i.e. paid or accrued) to a Third Party, whether incurred by Indevus or Odyssey in connection with selling and Promotion of Product in the Territory during the Copromotion Period, in accordance with the Initial Promotion Budget and, after the Launch Period, the Promotion Plan, including but not limited to the following:

(a) marketing, advertising, Promoting, and educational expenses, including speakers’ programs, medical education programs and symposia, relationships with opinion leaders and professional societies, public relations and market research;

(b) training and communications materials;

(c) Sample expense and distribution;

(d) implementing marketing programs agreed to by the Marketing Committee;

(e) Phase 4 post-approval marketing studies that are not Registration Studies;

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(f) Promotional Materials; and

(g) Call and sample reporting automation expenses, except as set forth in Section 6.3(d)(iii).

Notwithstanding the foregoing:

(1) Promotion Expenses shall specifically exclude salaries and other internal overhead and/or compensation paid to Odyssey’s or Indevus’s employees, including, without limitation, their respective Sales Forces; and

(2) during the Detail Requirements Period, in the event that either Party wants to incur additional expenses related to the Promotion of Product in addition to Promotion Expenses, such Party shall have the right to incur these additional expenses, provided that such additional expenses may not be used in any calculation of Promotion Expenses or Product Expenses hereunder unless agreed to by both Parties.

1.84 “Promotion Plan” means the then-current plan established by the Marketing Committee and approved by the Steering Committee during the Detail Requirements Period and reviewed by the Steering Committee during the remaining term of the License Period relating to the Promotion of Product, as contemplated by and in accordance with the requirements of Section 5.2.

1.85 “Proprietary Information” means any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement, and shall include, without limitation, Indevus Know-How and Odyssey Know-How, as applicable.

1.86 “Registration Studies” means any clinical or pre-clinical studies of Product that are required by the FDA as a condition to or in connection with FDA Approval of (i) Trospium Twice-Daily or (ii) the formulations currently under development of Trospium Once-Daily, in each case for the Initial Indication, including any post-approval studies that are required by the FDA in connection with such FDA Approvals and any pediatric studies conducted in connection with such FDA Approvals.

1.87 “Representative” means a sales representative employed on a full-time basis by a Party to conduct Details pursuant to this Agreement.

1.88 “Royalty Year” means, during the License Period, each successive twelve month period commencing on the first day of the month in which the License Period commenced.

1.89 “Samples” means units of the Finished Product distributed or provided to health care professionals in the Territory for dispensing, in turn, to patients for “trial use” at no cost to the patient pursuant to applicable Law.

1.90 “SEC” means the United States Securities and Exchange Commission and any successor agency having substantially the same functions.

1.91 “Securities Act” shall mean the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder, or any successor act, all as the same shall be in effect at the time.

1.92 “Serious Adverse Experience” shall have the meaning of Serious Adverse Drug Experience set forth in 21 CFR 314.80.

1.93 “Shire” means Shire Laboratories, Inc., a Delaware corporation with a principal place of business at 1550 East Gude Drive, Rockville, Maryland 20850.

1.94 “Shire Agreement” means the Development and License Agreement by and between Shire and Indevus effective as of March 11, 2003, including any amendments thereto.

1.95 “Specifications” means those specifications for Finished Product as described on Schedule 1.95, as such may be modified from time to time in the NDA and pursuant to Section 14.9 (a).

1.96 “Steering Committee” means the committee described in Section 3.1.

1.97 “Sublicensing Royalties” means, (a) during the Copromotion Period, the amounts received by Indevus from Odyssey pursuant to Section 6.3 (b), and (b) during the License Period, the amounts received by Indevus from Odyssey pursuant to Section 6.4 (a), which amounts in each case are exclusive of Third Party Royalties payable by Odyssey to Indevus during the Copromotion Period under Section 6.3 (c) and during the License Period under Section 6.4 (b).

1.98 “Substantial Issue” means those issues set forth on Schedule 1.98.

1.99 “Target Prescribers” means (a) all individual office-based primary care physicians (e.g., internists, family practitioners and general practitioners) and specialty physicians (e.g., urologists) or other specialists located in the Territory and (b) in states in the Territory where permitted by law, other health care professionals legally authorized to write prescriptions for pharmaceutical products, in each case as identified in the Promotion Plan by the Marketing Committee as being a potential prescriber of Product in the Territory, and provided in a list to each Party in writing by the Marketing Committee on at least a semi-annual basis as set forth under Section 5.2 provided that such list and the allocation of Target Prescribers as Indevus Target Prescribers and Odyssey Target Prescribers shall be consistent with the allocation previously agreed to between the Parties prior to the Effective Date. Unless otherwise specified, Target Prescribers shall mean, collectively, (a) Target Prescribers as defined in this sub-section 1.99 and (b) High Potential Target Prescribers as defined in subsection 1.39.

1.100 “Territory” means the United States of America, including the District of Columbia, and its territories and possessions, such as, but not limited to, Puerto Rico.

1.101 “Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.102 “Third Party Royalties” means the amounts payable by Odyssey to Indevus pursuant to Sections 6.3 (c) and 6.4 (b), which amounts are intended to reimburse Indevus for (a) payments required to be made by Indevus to Madaus based on Sublicensing Royalties pursuant to Section 5.2 of the Madaus License, provided that the amounts payable by Odyssey to Indevus pursuant to Sections 6.3 (c) and 6.4 (b) shall not give effect to the credit due to Indevus from Madaus as provided for in Section 5.1 (a) of the Madaus License, and/or (b) payments required to be made by Indevus to Shire pursuant to Section 5.6.1 of the Shire Agreement with respect to Trospium Once-Daily.

1.103 “Third Party Manufacturer(s)” means Third Parties that have been or may during the Agreement Term be engaged by Indevus to perform services or supply facilities or goods (including, without limitation, the Finished Product) in connection with any part of the manufacture, testing and/or packaging of Finished Product.

1.104 “Trademark(s)” means the SANCTURA trademark, for which Indevus has sought registration for in the United States Patent and Trademark Office, and all related domain names and other trademark related rights, and/or any other trademark which either Party may apply to register in the Territory if such alternate trademark is selected by the Marketing Committee for use in the Promotion of a Product in the Field by the Parties under this Agreement.

1.105 “Trademark Assignment Date” shall mean [*] Business Days after [*], including, in each case, the goodwill symbolized thereby.

1.106 “Training Program” means the training programs described under Section 5.6.

1.107 “Trospium Once-Daily” means a controlled or extended-release oral formulation of Product which is intended to be administered once a day for the Initial Indication.

1.108 “Trospium Twice-Daily” means the 20 mg. dosage oral formulation of Product under development by Indevus for twice-daily administration for the Initial Indication.

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants by Indevus. In consideration of the commitments and undertakings of Odyssey under this Agreement, and subject to the terms and conditions of this Agreement, Indevus hereby grants to Odyssey during the Agreement Term, (a) an exclusive right and license in the Field (with the right to grant sublicenses to Affiliates of Odyssey and of Parent at the time of such grant, subject to the provisions of Section 2.5) to practice under the Indevus Intellectual Property, solely to use, import, offer for sale, and Promote Product in the Territory; provided, however, that the license granted under this subsection 2.1 (a) is expressly subject to the retained rights of Indevus to practice under the Indevus Intellectual Property, to use, import, and Promote Product that, during the Agreement Term, is distributed, offered for sale, or sold by Odyssey pursuant to the terms of this Agreement in the Territory; and (b) an exclusive (even as to Indevus) right and license in the Field (with the right to grant sublicenses to Affiliates of Odyssey and of Parent at the time of such grant, subject to the provisions of Section 2.5) to practice under the Indevus Intellectual Property, solely to sell and distribute Product in the Territory.

[*]	CONFIDENTIAL TREATMENT REQUESTED

2.2 Sublicenses of Third Party Rights.

(a) The license granted to Odyssey under Section 2.1 includes exclusive sublicenses by Indevus in the Field of Indevus’ rights under the Madaus License and the Shire Agreement solely to use, import, offer for sale, and sell Product in the Territory. Odyssey acknowledges that it is a sublicensee under the Madaus License and the Shire Agreement to the extent stated in the foregoing sentence and agrees to be bound by the terms of such agreements, to the same extent as Indevus is bound by such terms, to the extent applicable to the sublicenses granted to Odyssey hereunder. Without limiting the generality of the foregoing, (i) Third Party Royalties payable by Indevus to Madaus and/or Shire pursuant to such agreements shall be paid by Odyssey to Indevus in accordance with the terms of Sections 6.3 (c) and 6.4 (b) and (ii) as between the Parties, Indevus shall be responsible for any required milestone payments to Madaus pursuant to the Madaus License and to Shire pursuant to the Shire Agreement.

(b) Provided that Odyssey is in compliance with its obligations hereunder, Indevus shall pay all amounts which Indevus shall owe to Madaus or Shire under the Madaus License or the Shire Agreement, respectively, by virtue of this Agreement and shall perform in all material respects its obligations under the Madaus License or the Shire Agreement, as applicable, which are required to enable Odyssey to perform its obligations under this Agreement. In the event that Indevus receives notice from Madaus or Shire that Indevus has breached the Madaus License or the Shire Agreement, respectively, which breach gives rise to a right by Madaus or Shire, as applicable, to terminate the respective agreement in a way that would terminate or materially adversely affect Odyssey’s ability to perform its obligations or exercise the rights granted under this Agreement, Indevus shall notify Odyssey of such situation as soon as practicable, and use commercially reasonable efforts to promptly cure such breach. However, if Indevus is unable to cure such breach, Indevus shall, to the extent possible, permit Odyssey to cure such breach, provided that Odyssey has not breached its obligations under this Agreement. As soon as reasonably practicable after the Effective Date, Indevus shall also use commercially reasonable efforts to obtain the agreements of each of Shire and Madaus to the effect that, provided that Odyssey has not breached its obligations under this Agreement, in the event that the Madaus License or Shire Agreement are terminated for any reason, Madaus or Shire, as applicable, agrees to grant Odyssey substantially equivalent rights on substantially equivalent terms as those granted to Indevus pursuant to the Madaus License or Shire Agreement, as applicable, as are necessary for Odyssey to exercise its rights and perform its obligations under this Agreement

2.3 Retained Rights; No Implied Licenses; Limitations. All rights not specifically granted to Odyssey herein are reserved and retained by Indevus, including all rights under the Indevus Intellectual Property outside the Field. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to either Party, to or in respect of any product, patent, trademark, Proprietary Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein. Except as otherwise set forth herein, neither Party shall grant any license to, or permit or authorize, any Third Party to Promote Product in the Field in the Territory without the prior written consent of the other Party. The Parties shall establish a framework within which they will discuss strategies for the development, Promotion, marketing and Detailing of Product in the Territory, including the formation of the Steering Committee, Marketing Committee and Development Committee, as set forth in Article 3.

2.4 Non-Competition. Subject to this Section 2.4, during the Agreement Term, neither Party will Promote, market or sell any Competing Product in the Territory, or acquire directly or indirectly any rights or interest in or to a Competing Product which is being detailed, Promoted, marketed or sold in the Territory; provided, however, that, in the event that [*].

2.5 Proposed Sublicense by Odyssey. In the event Odyssey proposes to sublicense to an Affiliate under Section 2.1 any of the rights or licenses granted to it by Indevus hereunder, the provisions of this Section 2.5 shall be applicable. Odyssey shall advise Indevus in advance of any proposed sublicense and give due consideration to Indevus’s comments thereto. Any sublicense shall be subject to the terms and conditions of this Agreement including the provisions relating to payments set forth in Article 6, and Odyssey shall be responsible to Indevus for any non-performance by any sublicensee of Odyssey’s obligations under this Agreement that are assumed by the sublicensee. In the event of any sublicense, any payment due to Indevus under this Agreement must be received in its full amount by Indevus in the United States without any withholding or deduction therefrom.

2.6 Security Interest.

(a) Grant Of Security Interest. As security for Indevus’ performance of its material covenants and obligations hereunder (the “Obligations”), Indevus hereby grants to Odyssey a security interest in Indevus’ right, title and interest in and to Indevus’ FDA marketing authorizations or marketing approvals related to Product in the Field (the “FDA Collateral”), subject to the Madaus License and the Shire Agreement and to applicable Laws. The security interest is granted as security only and, except for the security interest granted, shall not transfer or in any way otherwise affect or modify any rights of Indevus with respect to the FDA Collateral. The security interest shall be released in the event of termination of this Agreement.

(b) Further Assurances and Attorney In Fact.

(i) Indevus agrees that from time to time, at Odyssey’s expense, Indevus shall promptly execute and deliver all further instruments and documents, and take all further action, that Odyssey may reasonably request in order to perfect, protect or more fully evidence any security interest granted or purported to be granted hereby or to enable Odyssey to exercise or enforce its rights and remedies hereunder with respect to the FDA Collateral.

(ii) To the extent permitted by Law, Indevus hereby authorizes Odyssey, to file at Odyssey’s expense, one or more financing or continuation statements, and amendments thereto and assignments thereof, relating to all or any part of the FDA Collateral now existing or hereafter arising without the signature of Indevus, and Odyssey shall promptly upon the filing thereof by it deliver to Indevus a copy of each such financing or continuation statement or amendment or assignment. To the extent permitted by Law, a carbon, photographic or other reproduction of this Agreement or any financing statement covering the FDA Collateral or any part thereof shall be sufficient as a financing statement.

[*]	CONFIDENTIAL TREATMENT REQUESTED

(iii) Indevus hereby irrevocably appoints Odyssey Indevus’ attorney-in-fact, with full authority in the place and stead of Indevus and in the name of Indevus or otherwise, from time to time in Odyssey’s reasonable discretion upon the occurrence and during the continuance of a material default by Indevus of its covenants and obligations hereunder, to take any action and to execute any instrument that Indevus may reasonably deem necessary or advisable to accomplish the purposes of the security interests in the FDA Collateral granted by Indevus hereunder.

2.7 Access to Information. Subject to the terms and conditions of this Agreement, Indevus shall cooperate in good faith to provide Odyssey access to and reasonable assistance with all Indevus Intellectual Property and Proprietary Information as may be required for Odyssey to exercise the rights and licenses explicitly granted and to perform its obligations hereunder.

ARTICLE 3

GOVERNANCE

3.1 Steering Committee.

(a) Members. The Parties shall establish a steering committee (the “Steering Committee”), which shall consist of six (6) members, three of whom shall be designated by Odyssey, and three of whom shall be designated by Indevus. The initial members of the Steering Committee are set forth on Schedule 3.1. The Steering Committee will be comprised of senior representatives (with at least one member at the vice president level) from each of Indevus and Odyssey. Furthermore, each Party’s appointments shall consist of at least one individual from that Party’s appointments to each of the Marketing Committee and of the Development Committee. Odyssey and Indevus may replace any or all of its representatives on the Steering Committee at any time upon written notice to the other Party. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the Steering Committee; provided, however, that such designee shall have appropriate expertise. During the Copromotion Period, the Steering Committee shall be chaired on an annual rotating basis by a representative of either Indevus or Odyssey, as applicable, on the Steering Committee, with Odyssey providing the first such chairperson. During the License Period, the Steering Committee shall be chaired by a representative of Odyssey. The chairperson shall appoint a secretary of the Steering Committee, who shall be a representative of the other Party and who shall serve for the same annual term as such chairperson.

(b) Responsibilities. The Steering Committee shall have oversight for all activities related to Product and in furtherance of this Agreement, including without limitation (i) setting overall strategic objectives, plans and budgets, (ii) during the Detail Requirements Period approving, and during the remaining portion of the License Period, reviewing, the Promotion Plan developed by the Marketing Committee and any development plan developed by the Development Committee, and (iii) establishing any additional committees deemed necessary or desirable to address other issues associated with the implementation of this Agreement. The Steering Committee shall have subordinate to it and shall oversee and supervise the Marketing Committee and the Development Committee (and such other committees as are formed by the Steering Committee from time to time) and shall be responsible for ensuring that there is an alignment between the objectives of all such subordinate committees. The activities of such subordinate committees shall be responsive to, consistent with the decisions and direction, and implement the policies, of the Steering Committee.

(c) In particular, the Steering Committee shall perform the following functions:

(i) Manage and oversee the development and Promotion of the Product in the Territory pursuant to the terms of this Agreement;

(ii) During the Detail Requirements Period, review and approve and, thereafter during the License Period, review, the Promotion Plan for any Calendar Year no later than October 1 of the preceding Calendar Year, and in any event no later thirty (30) days after receipt of the Promotion Plan for such Calendar Year;

(iii) Review and make recommendations for revisions of any material amendments to the Promotion Plan within thirty (30) days after receipt thereof;

(iv) Review the progress of the Development Committee and the Marketing Committee;

(v) In accordance with and subject to the procedures established in Subsection 3.1(d), resolve disputes, disagreements and deadlocks unresolved by the Development Committee and the Marketing Committee;

(vi) Review any development activities following FDA Approval, including responsibility for approving any Additional Development requested by either Party in accordance with Section 4.1 (c); and

(vii) Have such other responsibilities as may be assigned to the Steering Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.

(d) Oversight.

(i) The Steering Committee may take action with respect to any subject matter that is subject to the Steering Committee’s authority and functions as set forth in this Agreement. Regardless of the number of individuals attending any Steering Committee meeting, Odyssey and Indevus shall have a single vote each. The Steering Committee shall use Commercially Reasonable Efforts to resolve the matters within its roles and functions or otherwise referred to the Steering Committee.

(ii) Steering Committee Deadlock During Detail Requirements Period. During the Detail Requirements Period, except for deadlocks related to Substantial Issues which shall be submitted to the Chief Executive Officers of each Party for resolution pursuant to sub-Section 3.1(d)(iv), with respect to any other issue, if the Steering Committee cannot reach consensus within four (4) Business Days after the matter has been brought to the Steering Committee’s attention, then any Steering Committee member may submit it to the Chief Executive Officers of each Party for resolution. The Chief Executive Officers shall attempt in good faith to resolve any issue presented to them by the Steering Committee. In the event that, during the Detail Requirements Period, the Chief Executive Officers cannot resolve the issue within four (4) Business Days after the matter has been brought to their attention, (a) Indevus shall be entitled to make the final decision with respect to any matters or actions related to development and regulatory decisions with respect to the Product in the Field (including all matters relating to the NDA that are not Substantial Issues), including matters or actions referred to the Steering Committee as a result of the Development Committee’s failure to reach consensus; and (b) Odyssey shall be entitled to make the final decision with respect to any other matters or actions as to which the Steering Committee cannot reach consensus at such time; provided, however, that (x) each Promotion Plan (and any changes thereto) shall comply with the then FDA-approved Product labeling and with applicable Laws; and (y) during the Copromotion Period, each Promotion Plan shall require the agreement of both Parties.

(iii) Steering Committee Deadlock Subsequent To Detail Requirements Period. Subsequent to the Detail Requirements Period, except for deadlocks related to Substantial Issues which shall be submitted to the Chief Executive Officers of each Party for resolution pursuant to sub-Section 3.1(d)(iv), with respect to any other issue, if the Steering Committee cannot reach consensus within four (4) Business Days after the matter has been brought to the Steering Committee’s attention, then Odyssey shall be entitled to make the final decision with respect to any matter or action as to which the Steering Committee cannot reach consensus at such time; provided, however, that each Promotion Plan (and any changes thereto) shall comply with the then FDA-approved Product labeling and with applicable Laws.

(iv) Substantial Issue Deadlock. During the Agreement Term, if the Steering Committee cannot reach consensus regarding a Substantial Issue within four (4) Business Days after the matter has been brought to the Steering Committee’s attention, then any Steering Committee member may submit the Substantial Issue to the Chief Executive Officers of each Party for resolution. The Chief Executive Officers shall attempt in good faith to resolve any Substantial Issue presented to them by the Steering Committee. In the event that the Chief Executive Officers cannot resolve the issue within four (4) Business Days after the Substantial Issue has been brought to their attention, the Chief Executive Officers shall be required to meet full-time and face-to-face for no less that two consecutive days to resolve such Substantial Issue. If no resolution is made after such time, no action or change of conduct with respect to such Substantial Issue shall be made.

(v) Amendment. Notwithstanding anything to the contrary herein, no Party may amend or modify any term or condition of this Agreement without the written agreement of both Parties in accordance with Section 15.7.

3.2 Development Committee.

(a) Members. The Parties shall establish a joint development committee (the “Development Committee”) comprised of four (4) individuals, two (2) of which shall be appointed by Indevus and two (2) of which shall be appointed by Odyssey and all of whom shall be qualified to appropriately represent such party at the Development Committee level. The initial members of the Development Committee are set forth on Schedule 3.2. Membership shall include representation from each Party’s scientific, clinical development, and regulatory affairs and/or such other departments as the Development Committee may deem appropriate. Either Party may replace any or all of its representatives on the Development Committee at any time upon written notice to the other Party or may designate a substitute to temporarily attend and perform the functions of such Party’s designated representative at any meeting of the Development Committee. The Development Committee shall be chaired by a representative of Indevus. The chairperson shall appoint a secretary of the Development Committee, who shall be a representative of Odyssey.

(b) Role and Responsibilities. The Development Committee shall have as its overall purpose the management of development, including but not limited to review of clinical protocols and timetables for development, management of development and selection of entities or individuals, including Indevus or Odyssey, to perform tasks required in connection with development and supply of Product and, to the extent Section 4.1(c) is applicable, determination of amounts and manner of any payments by Odyssey under any applicable development plan. In particular, the Development Committee shall perform the following functions:

(i) Oversee the development, regulatory progress of Registration Studies and supply of Trospium Once-Daily;

(ii) Review the development and regulatory strategy and review protocols for the remaining Registration Studies for the Product in the Territory;

(iii) Review, coordinate and implement any Phase 4 studies that are not Registration Studies which have been jointly agreed to by the Development and Marketing Committees;

(iv) Evaluate Additional Development, including opportunities for Improvements or Additional Indications with respect to Product in concert with the Marketing Committee;

(v) Review in advance any Promotional Materials or educational materials and literature related to Product, including Product advertising; and

(vi) Have such other responsibilities as may be assigned to the Development Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

(c) Primary Contact. Indevus and Odyssey each shall appoint a person (a “Development Primary Contact”) to be the primary contact between the Parties with respect to development and to coordinate related correspondence between the Parties. The initial Development Primary Contact of each Party is set forth on Schedule 3.2. Each Party shall notify the other in writing as soon as practicable upon changing its initial Development Primary Contact in accordance with Section 15.4. The Development Primary Contact of each Party will be one of its representatives on the Development Committee.

(d) Oversight. The Development Committee shall use its best efforts in good faith to resolve by consensus any issue relevant to development. The Development Committee shall give consideration to the views, position and recommendations of each Party on any issue before the Development Committee. If the Development Committee shall arrive at a consensus on any issue relating to the development of Product, such consensus shall be binding upon the Parties hereto. All decisions of the Development Committee shall be made by unanimous vote or written consent, as indicated by all members signing the written minutes thereof, with Odyssey representatives collectively having one (1) vote and Indevus representatives collectively having one (1) vote in all decisions. During the Detail Requirements Period, if the Development Committee cannot reach consensus within ten (10) Business Days after it has first met and attempted to reach such consensus, the matter shall be referred on the eleventh (11th) Business Day to the Steering Committee for resolution.

3.3 Marketing Committee.

(a) Members. The Parties shall establish a Marketing Committee comprised of four (4) individuals, two (2) of which shall be appointed by Indevus and two (2) of which shall be appointed by Odyssey and all of whom shall be qualified to appropriately represent such party at the Marketing Committee level. The initial members of the Marketing Committee are set forth on Schedule 3.3. Either Party may replace any or all of its representatives on the Marketing Committee at any time upon written notice to the other. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designated representative at any meeting of the Marketing Committee. The Marketing Committee shall be chaired by a representative of Odyssey. The chairperson shall appoint a secretary of the Marketing Committee, who shall be a representative of Indevus.

(b) Role and Responsibilities. The Marketing Committee will be used as the forum for the Parties to discuss the Promotion strategy for Product and, subject to the terms and conditions of this Agreement, will plan the pre-launch, launch, post-launch and ongoing Promotional activities for Product in the Territory. In particular, the Marketing Committee shall perform the following functions:

(i) Establish, review, and recommend to the Steering Committee any Promotion Plan and any material amendments or modifications to any Promotion Plan;

(ii) Discuss the actual results of the Promotion of Product in the Territory as compared to the Promotion Plan;

(iii) In concert with the Development Committee, assist in the coordination and monitoring of regulatory strategy and activities for phase 4 post-marketing studies (that are not Registration Studies) in support of Products in the Territory;

(iv) Determine the Launch Date for Products in the Territory, subject to the provisions of Section 5.3 (g);

(v) Discuss the state of the markets for Product in the Territory and opportunities and issues concerning the Promotion of the Product in the Territory, including consideration of marketing and promotional strategy, marketing research plans, labeling, Product positioning and Product profile issues, to determine the kind of marketing and selling efforts that are appropriate, in accordance with the Promotion Plan and applicable Laws;

(vi) Establish and review data and reports arising from and generated in connection with the Promotion of the Product in the Territory, including, but not limited to the Promotion Plan, budgets and sales forecasts;

(vii) Review Promotional Materials and promotional activities to be used by the Parties in the Promotion of Products;

(viii) Establish the quantity and timing of distribution of promotional Samples of Product to be used by the Parties to Promote Product in the Territory;

(ix) Coordinate and review the hiring, training, compensation and deployment requirements and process for the Sales Forces as it relates to Product;

(x) Review the overall performance and effectiveness of the Sales Forces;

(xi) Coordinate publication strategy;

(xii) Review in advance material agreements proposed to be entered into with Odyssey and any Product Advisor with respect to Product;

(xiii) Review in advance any Promotional Materials or educational materials and literature related to Product, including Product advertising; and

(xiv) Have such other responsibilities and address any other matters delegated to the Marketing Committee under this Agreement or as may be mutually agreed upon in writing by the Parties from time to time, as well as any other matters pertaining to each Party’s performance of its Promotion obligations under this Agreement.

(c) Primary Contact. Indevus and Odyssey each shall appoint a person (a “Marketing Primary Contact”) to be the primary contact between the Parties with respect to the Promotion Plan and to coordinate related correspondence between the Parties. The initial Marketing Primary Contact is set forth on Schedule 3.3. Each Party shall notify the other in writing as soon as practicable upon changing its initial Marketing Primary Contact appointment in accordance with Section 15.4. The Marketing Primary Contact of each Party will be one of its two representatives on the Marketing Committee.

(d) Oversight. The Marketing Committee may make decisions with respect to any subject matter that is subject to the Marketing Committee’s decision-making authority and responsibilities as set forth in this Section 3.3. The Marketing Committee shall use its good faith efforts to resolve by consensus any issue relevant to the Commercialization of Product. Each Party shall provide input with respect to the Promotion Plan and the Marketing Committee shall give substantial consideration to the views, position and recommendations of each Party on any issue before the Marketing Committee. If the Marketing Committee shall arrive at a consensus on any issue relating to the Commercialization of Product, such consensus shall be binding upon the Parties hereto. All decisions of the Marketing Committee shall be made by unanimous vote or written consent, as indicated by all members signing the written minutes thereof, with Odyssey representatives collectively having one (1) vote and Indevus representatives collectively having one (1) vote in all decisions. During the Detail Requirements Period, if the Marketing Committee cannot reach consensus within six (6) Business Days after it has first met and attempted to reach such consensus, the matter shall be referred on the seventh (7th) Business Day to the Steering Committee for resolution; provided, however, that at all times Odyssey shall have the deciding vote with respect to the Promotion Plan provided, further, that each Promotion Plan (and any changes thereto) shall comply with the then FDA-approved Product labeling and with applicable Laws. Subsequent to the Detail Requirements Period-, if the Marketing Committee cannot reach consensus at any time, Odyssey shall have the deciding vote.

3.4 Meetings. The chairpersons of the Steering Committee, Development Committee and Marketing Committee shall call meetings as reasonably requested during the Agreement Term by one of the Parties; provided, however, that:

(a) the Steering Committee shall meet at least on a semi-annual basis during the Agreement Term unless otherwise required by this Agreement or agreed to between the Parties, and that the first meeting of the Steering Committee shall be held as soon as practicable, but no later than thirty (30) days after the Effective Date, at Odyssey’s offices;

(b) the Marketing Committee shall meet on a monthly basis during the Pre-Launch Period (with the first meeting to be held not later than ten (10) Business Days after the Effective Date at Odyssey’s offices) and the Launch Period, and thereafter on at least a quarterly basis at least through the Detail Requirements Period, unless the Parties agree otherwise; and

(c) the Development Committee shall meet on at least a quarterly basis (with the first meeting to be held not later than thirty (30) days after the Effective Date at Indevus’s offices) through the date of FDA Approval of Trospium Once-Daily.

Meetings may be held in person, by telephone, or by video conference call and, except as set forth above, the location of each meeting shall alternate between the Parties’ selected locations in New Jersey or Massachusetts or such other location as may be mutually agreed upon by the Parties. On advance written notice to the other Party, additional participants may be invited by any representative to attend meetings where appropriate. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to participate or attend committee meetings. The Parties shall cause their respective representatives on the committees to use Commercially Reasonable Efforts to resolve all matters presented to them. Any Proprietary Information disclosed in any meeting of the Steering Committee, Development Committee or Marketing Committee by a Party shall remain Proprietary Information of such Party.

3.5 Minutes of Committee Meetings. Minutes of the each committee meeting shall be transcribed and issued by the secretary within thirty (30) days after each meeting (or in any event at least ten (10) Business Days prior to the date of the next scheduled meeting of such committee) and shall be approved as the first order of business at the immediately succeeding meeting of such committee. Such minutes shall include only key discussion points and decisions made and provide a list of any identified issues yet to be resolved, either within such committee or through the relevant resolution process, if any.

ARTICLE 4

DEVELOPMENT AND REGULATORY MATTERS

4.1 Development.

(a) General. Except as otherwise set forth herein, development of Product in the Field shall be conducted by Indevus under the general supervision of the Development Committee. The activities expected to be undertaken in the course of such development are set forth generally in this Agreement.

(b) Registration Studies. Except as set forth in this Section 4.1, all Registration Studies shall be conducted, administered and funded by Indevus or its designees. Indevus shall use Commercially Reasonable Efforts to carry out or cause to be carried out the remaining preclinical and clinical development of (a) Trospium Twice-Daily, including any remaining preclinical or clinical studies, mandated Phase IV trials which the FDA requires as a condition of approval, pediatric extension studies and work required for obtaining FDA Approval for Trospium Twice-Daily; and (b) Trospium Once-Daily, including the preclinical and clinical studies and work required for filing an NDA for Trospium Once-Daily. At the request of the Development Committee, Odyssey shall provide appropriate personnel to support and assist in the conduct of Registration Studies, at times to be mutually agreed to between the Parties.

(c) Additional Development.

(i) Either Party may at any time submit to the Development Committee a written proposal for Additional Development, including development of an Additional Indication or Improvement. Such proposal shall contain, at a minimum, commercially reasonable information supporting the rationale for such development from a scientific, regulatory and commercial standpoint, as well as an estimated developmental critical path and an estimate of the time, cost and economic or other benefit of such efforts. In considering whether to recommend to the Steering Committee approval of such proposal for Additional Development, the Development Committee shall evaluate whether the proposed program has scientific and technical merit and is likely to result in the approval of a new indication or dosage amount of Product, or is advisable to address safety or efficacy issues and/or, in concert with the Marketing Committee, whether the commercial return from sales of Product in the Territory that may result from such development can reasonably be expected to offset the cost of development within a reasonable period of time, and shall evaluate which Party should conduct such development. If any such Additional Development is approved by the Steering Committee, the Development Committee shall promptly determine a development plan and budget for such development including, without limitation the estimated cost and scope of work necessary for obtaining any required FDA Approval and the Parties shall promptly meet to determine whether the Parties can reach mutually acceptable terms for such development, taking into consideration the provisions of the following subsections 4.1 (c) (ii), (iii) and (iv).

(ii) It is currently the expectation of the Parties that:

(1) with respect to any Additional Development under section 4.1(c) approved by the Steering Committee and conducted during the Copromotion Period, the costs and expenses associated with such development shall be deemed Product Expenses; provided, however, that (A) if the Launch Date of any Product resulting from such development occurs during the Copromotion Period, the provisions of Section 6.3 shall apply to such Product, and (B) if the Launch Date of any Product resulting from such development occurs during the License Period, Indevus shall be entitled to reimbursement from Odyssey of costs and expenses associated with such development and included in the budget established by the Development Committee, and the provisions of Section 6.4 shall apply to such Product; and

(2) subject to an agreement by the Parties to the contrary, with respect to any Additional Development relating to an Additional Indication or Improvement approved by both Parties and conducted during the License Period, the costs and expenses associated with such Additional Indication or Improvement shall be the responsibility of and be paid by Odyssey and the provisions of Section 6.4 shall apply to any Product resulting from such Additional Indication or Improvement.

(iii) Notwithstanding any provision of this Agreement, Indevus and Odyssey each shall have unilateral discretion to determine if it wants to participate in the funding of any Additional Development, provided, however, that if the Parties cannot reach mutually acceptable terms for any such Additional Development then (A) if such Additional Development was presented to the Development Committee during the Copromotion Period, neither Party may develop or pursue such Additional Indication, and (B) if such Additional Development was presented to the Development Committee during the License Period, Indevus (but not Odyssey) may exclusively so develop and/or commercialize any Product resulting from such development and any such Product shall not be subject to the terms of this Agreement, subject to the provisions of subsection 4.1 (c) (iv).

(iv) In the event that (A) any Additional Development is presented to the Development Committee; (B) Odyssey does not elect to participate in the funding of such Additional Development within sixty (60) days after such proposal is presented to the Development Committee; and (C) Indevus funds such development, then as soon as reasonably practicable after additional material information or data supporting the proof of concept for the Additional Development is available, Indevus shall submit such data to Odyssey and Odyssey shall have a subsequent option to participate in the funding of and obtain rights to any product resulting from such Additional Development on terms and conditions to be negotiated in good faith by the Parties within ninety (90) days after providing such additional information or data. Such terms shall include provisions for financial compensation to Indevus, which may include reimbursement of development expenses, milestones and royalties, and such other financial and other material terms relating to the development and commercialization of any product subject to such Additional Development as may be negotiated between the Parties.

(d) Records. Any Party conducting development under this Agreement shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate in all material respects and shall fully and properly reflect all work done and results achieved in the performance of a development plan in the form required under applicable Laws.

4.2 Regulatory Matters

(a) The Parties acknowledge that Indevus has filed an NDA with the FDA with respect to Trospium Twice-Daily. Indevus will continue to be solely responsible for the timely preparation, filing and prosecution of all FDA filings, submissions, authorizations or approvals, and shall own and control all such filings, submissions, authorizations and approvals, including any IND or NDA, relating to Product. Notwithstanding anything set forth in this Agreement, Indevus shall also remain the primary contact with the FDA and shall be solely responsible for all communications with the FDA that relate to any IND or NDA relating to Product prior to and after any FDA Approval, provided, however, that upon the reasonable request of Indevus, Odyssey shall provide appropriate personnel to participate with respect to discussions with the FDA regarding the regulatory review process and shall assist and consult with Indevus in applying for FDA Approval. In providing such assistance, Odyssey shall not contact the FDA without the prior approval of Indevus and, if contacted by the FDA with respect to Product, shall refer such contact to Indevus. Each Party shall keep the other Party informed within 30 days as to the status of its efforts and activities under this Section 4.2 (a). Indevus shall promptly provide Odyssey with copies of all such filings and submissions and of any minutes of any such meetings or telephone conferences and/or discussions between Indevus and the FDA.

(b) Upon receipt of the initial FDA Approval, Indevus shall have exclusive authority and responsibility to submit all reports or amendments necessary to maintain FDA Approval and to seek revisions of the conditions of each such FDA Approval and shall keep Odyssey promptly informed of any such actions, provided any such revisions are not inconsistent with the decisions of the Development Committee or Steering Committee as determined in accordance with this Agreement, except that in the event Indevus believes it is obligated by Law to make any regulatory submission to the FDA relating to Product, the decision by Indevus, not the relevant committee, shall control. No less than ten (10) days prior to planned submission to the FDA, Indevus shall provide Odyssey with drafts of submissions that are intended to change or modify the Product Label or FDA-Approved Prescribing Information for, or the indications of, Product and give prompt and reasonable consideration to any comments Odyssey may have. Indevus shall also provide Odyssey with final copies of such submissions as soon as practicable after filing with the FDA. Indevus shall have sole authority and responsibility to seek and/or obtain any necessary FDA approvals of any Product Label, or FDA-Approved Prescribing Information, package inserts, monographs and packaging used in connection with Product, the initial Promotional Materials and for determining whether the same requires FDA approval. Indevus shall submit Promotional Material to the FDA after approval of both Parties, in accordance with the procedures set forth in Section 5.4. Odyssey shall assist Indevus in Indevus’s efforts to seek and obtain such FDA approvals.

(c) Regulatory Cooperation. Each Party shall inform the Development Committee within twenty four (24) hours, of its receipt of any information that: (i) raises any concern regarding the safety or efficacy of Product; (ii) concerns suspected or actual Product tampering or contamination or other similar problems with respect to Product; (iii) is reasonably likely to lead to a recall or market withdrawal of Product; or (iv) concerns any ongoing or potential FDA investigation, inspection, detention, seizure or injunction involving Product.

(d) Adverse Experiences. The reporting of Adverse Experiences shall be governed by Article 10.

(e) Recalls and Other Corrective Action. The Steering Committee shall make all final decisions with respect to any recall, market withdrawal or any other corrective action related to Product in the United States, and neither Party shall initiate any such action without the approval of the Steering Committee; provided, however, that nothing herein shall prohibit Indevus, as the NDA holder, from initiating or conducting any recall or other corrective action mandated by the FDA or applicable Law. Subject to the foregoing sentence, Indevus shall have the first right to conduct any recall, market withdrawals, or other corrective action related to Product in the United States. At a Party’s request, the other shall provide reasonable assistance in conducting such recall, market withdrawal or other corrective action, including, without limitation, providing all pertinent records that the other Party may reasonably request to assist in effecting such action. Any documented, direct, out-of-pocket costs incurred (paid or accrued) by Indevus with respect to such recall or other corrective action shall be deemed Indevus Product Expenses; provided, however, that in the event that the recall or other corrective action is attributable solely to Promotional activities, it should be deemed an Odyssey Product Expense. Neither Party shall have any obligation to reimburse or otherwise compensate the other Party or its Affiliates for any consequential damages, lost profits or income that may arise in connection with any recall, market withdrawal or corrective action with respect to Product.

ARTICLE 5

PROMOTION OF PRODUCT

5.1 General. Subject to the terms and conditions of this Agreement, each Party shall use Commercially Reasonable Efforts in the Promotion of Product in the Field in the Territory and the performance of its obligations hereunder with the objective of maximizing Net Sales of the Products and promoting the therapeutic profile and benefits of the Products in the Field in the most commercially beneficial manner, in accordance with the terms of this Agreement, the guidelines of the Promotion Plan and their business, legal, medical and scientific judgment. It is the intention of the Parties that each Party will devote substantial internal resources to the Promotion of Product. All activity under this Agreement shall occur at each Party’s sole expense except as are otherwise expressly provided by this Agreement.

5.2 Promotion Plan. Subject to the other terms and conditions of this Agreement, the Promotion Plan shall focus on the Promotion of Product in the Territory, shall be provided to each Party at least sixty (60) days before the commencement of each Calendar Year, and shall include matters such as:

(a) Annual Detail Requirements. For each Calendar Year of the Detail Requirements Period, the Marketing Committee shall determine by October 1 of the immediately preceding Calendar Year (1) the number of Annual Indevus Details, all of which shall be Primary Position Details, to be delivered to Target Prescribers and the allocation of such Annual Indevus Details among Target Prescribers (i.e. primary care physicians or specialty physicians); and (2) the number of Annual Odyssey Details, all of which shall be Primary Position Details, to be delivered to Target Prescribers and the allocation of such Annual Odyssey Details among Target Prescribers (i.e. primary care physicians or specialty physicians). The determinations required to be made under this Section 5.2 (a) with respect to the Annual Indevus Details and the Annual Odyssey Details for the Launch Period have been agreed to by the Parties and are set forth on Schedule 5.2(a/b)-Detail Requirements-Launch Period.

(b) Quarterly Detail Requirements. For each Calendar Year of the Detail Requirements Period, the Marketing Committee will also determine how the number of Annual Indevus Details are to be allocated on a quarterly basis during each Calendar Quarter of such Calendar Year (the “Quarterly Indevus Details”) and how the number of Annual Odyssey Details are to be allocated on a quarterly basis during each Calendar Quarter of such Calendar Year (the “Quarterly Odyssey Details”); provided, however, that the allocation of each Party’s Quarterly Details among categories of Target Prescribers in any Calendar Quarter shall be proportionate to the allocation of such Party’s Annual Details among categories of Target Prescribers for the Calendar Year in which such Calendar Quarter occurs. The determinations required to be made under this Section 5.2 (b) with respect to the Quarterly Indevus Details and the Quarterly Odyssey Details for the Launch Period have been agreed to by the Parties and are set forth on Schedule 5.2(a/b) -Detail Requirements-Launch Period.

(c) Detail Adjustments. The annual and quarterly detail requirements and Sales Force size for each Party may be adjusted from time to time based on the Marketing Committee’s determination that the Product is promotionally sensitive as measured by immediate sales increases through promotional efforts and such other measurements of then-current market conditions (qualitative or/and quantitative) as may be commercially reasonable, provided, however, that (i) during the Detail Requirements Period, any such adjustment shall be subject to approval by the Steering Committee, (ii) Odyssey may not reduce the Odyssey Sales Force during the twelve month period following Launch of Trospium Twice-Daily without the prior written approval of Indevus, (iii) any reduction of the Odyssey Sales Force during the Detail Requirements Period shall be a Substantial Issue and shall in any event not exceed [*]%, and (iv) during the Detail Requirements Period, no adjustment to the Indevus Sales Force may be made without the prior written approval of Indevus.

(d) Target Prescribers. For each Calendar Year, the Marketing Committee shall determine by October 1 of the immediately preceding Calendar Year (using Commercially Reasonable Efforts to secure information prior to the anticipated Launch Date for the Launch Period) the specific Target Prescribers for Product and the allocation between Indevus and Odyssey of such Target Prescribers; provided, however, that the Target Prescribers for the Indevus Dedicated Sales Force shall be the High Potential Target Prescribers.

(e) Promotion Expenses. For each Calendar Year, the Marketing Committee shall determine by October 1 of the immediately preceding Calendar Year the Promotion Expenses for such Calendar Year and shall prepare a budget setting forth such Promotion Expenses for review by the Steering Committee. The Promotion Plan for any Calendar Year shall be consistent with the approved budget for Promotion Expenses for such Calendar Year. All determinations required to be made under this Section 5.2 (e) have been agreed to by the Parties with respect to the Initial Promotion Budget, which shall remain in full force and effect, and future budgets shall be comparable in scope and detail to the Initial Promotion Budget.

(f) The determination and review of the content, quantity, method of distribution of, and guidelines for the use of Promotional Materials related to Product, including any claims made about Product, including any seminars, conferences or medical education materials, which shall be consistent with the provisions of Section 5.4.

(g) The quantity and timing of distribution of promotional Samples of Product.

(h) The level of marketing and other support for Product to be provided by Odyssey; provided, however, that no additional obligations or costs may be imposed upon either Party as, and no additional costs incurred by either Party in providing such activities shall be deemed, Promotion Expenses, other than those Promotion Expenses expressly contemplated by this Agreement, without the prior written consent of the Parties.

(i) Notwithstanding and in addition to any rights or requirements set forth in any other provision of this Agreement, during the Detail Requirements Period, each Party shall, at such Party’s cost, have the right to (i) reasonable access to all medical advisors and consultants and with medical education, advertising and public relations agencies engaged by any Party with respect to Product (collectively, “Product Advisors”) and (ii) participate in meetings or discussions relating to marketing, medical education programs, advertising or any other promotional activities relating principally to Product between any Party or any Affiliate of any Party and any Product Advisor.

[*]	CONFIDENTIAL TREATMENT REQUESTED

5.3 Subject to the adjustments in detail requirements set forth in Section 5.2(c), the following shall apply to the Promotion of Product under this Agreement:

(a) Commencing prior to the Launch Date, Odyssey will provide a professional fully-trained Sales Force, recruited by Odyssey, to support Odyssey’s obligations under this Agreement (the “Odyssey Sales Force”). The Odyssey Sales Force shall include:

(i) during the Initial Copromotion Period, at least [*] Representatives Promoting Product to Target Prescribers;

(ii) during any Additional Copromotion Period, at least such number of Representatives Promoting Product to Target Prescribers as shall be approximately equal to the number of Indevus Representatives Promoting Product to Target Prescribers during the Additional Copromotion Period and as shall be agreed to by the Parties;

(iii) subject to Section 5.2(c), during the first [*] months of the License Period, at least [*] fully-trained Representatives Promoting Product to Target Prescribers; and

(iv) sales managers and sales directors who shall observe and supervise each Odyssey Representative in the field, including conducting and provide meaningful field evaluations, time supervision, territory management and field reports and other miscellaneous paperwork on behalf of the Odyssey Sales Force.

Odyssey will provide the Marketing Committee at each meeting with a report with respect to the monthly number and composition of the Odyssey Sales Force.

(b) Subject to the provisions of subsection (f) below, during each Calendar Year of the Detail Requirements Period, the Odyssey Sales Force shall provide the Annual Odyssey Details, and during each Calendar Quarter of such Calendar Years, the Odyssey Sales Force shall provide the Quarterly Odyssey Details, in each case to the Target Prescribers allocated to the Odyssey Sales Force. All Details provided by the applicable minimum number of Odyssey Representatives comprising the Odyssey Sales Force as set forth in subsections 5.3 (a) (i), (ii), or (iii) during the Detail Requirements Period shall be Primary Position Details. The Odyssey Sales Force may also conduct details of products other than Product, as may be determined by Odyssey from time to time.

(c) Commencing prior to the Launch Date and during the Copromotion Period, Indevus will provide a professional fully-trained Sales Force, recruited by Indevus, to support Indevus’s obligations under this Agreement (the “Indevus Sales Force”). The Indevus Sales Force shall include:

(i) during the Initial Copromotion Period, at least [*] Representatives Promoting Product to Target Prescribers, of which at least [*] will be in the Indevus Dedicated Sales Force who shall be Promoting Product in the Territory and in the Field to High Potential Target Prescribers;

[*]	CONFIDENTIAL TREATMENT REQUESTED

(ii) during any Additional Copromotion Period, at least such number of Representatives Promoting Product to Target Prescribers as shall approximately equal the number of Odyssey Representatives Promoting Product to Target Prescribers during the Additional Copromotion Period and shall be agreed to by the Parties, including at least [*] Representatives who will be in the Indevus Dedicated Sales Force who shall be Promoting Product in the Territory and in the Field to High Potential Target Prescribers;

(iii) during the first three Royalty Years, at least [*] Representatives included in the Indevus Dedicated Sales Force, at a reimbursement rate set forth in Section 6.4 (c); and

(iv) sales managers and directors, including sales managers and directors supervising the Indevus Representatives included in the Indevus Dedicated Sales Force, who shall observe and supervise each such Indevus Representative in the field, conduct and provide meaningful field evaluations, time supervision, territory management and field reports and other miscellaneous paperwork on behalf of the Indevus Sales Force.

Indevus will provide the Marketing Committee at each meeting with a report with respect to the monthly number and composition of the Indevus Sales Force.

(d) During the Agreement Term, except as specifically set forth in this Section 5.3 (d), neither Party shall solicit any employee of the other Party or any of its Affiliates, with whom it has come in contact or interacted for the purposes of the performance of this Agreement, including without limitation, any member of either Party’s Sales Force, to leave the employment of either Party and accept employment or work as a consultant with the other Party or any of its Affiliates. In the event that either Party provides notice under Section 12.1 (b) of its election to terminate the Copromotion Term, then Odyssey shall have the right to and shall solicit solely the Indevus Representatives and sales managers and sales directors that do not constitute the Indevus Dedicated Sales Force to leave the employment of Indevus and accept employment as a member of the Odyssey Sales Force. In the event that the Copromotion Term does not terminate within six (6) months of FDA Approval, then upon sixty days prior written notice to Indevus, Odyssey shall have the right to and shall solicit solely up to [*] of the Indevus Representatives and corresponding sales managers and sales directors that do not constitute the Indevus Dedicated Sales Force to leave the employment of Indevus and accept employment as a member of the Odyssey Sales Force, with the actual number and individual members to be solicited to be agreed to by the Parties. Odyssey shall advise Indevus in writing of those Indevus Representatives and corresponding sales managers and sales directors that accept employment with Odyssey in accordance with the provisions of this Section 5.3 (d).

(e) Subject to the provisions of subsection (f) below, during each Calendar Year of the Detail Requirements Period, the Indevus Sales Force shall provide the Annual Indevus Details, and during each Calendar Quarter of such Calendar Years, the Indevus Sales Force shall provide the Quarterly Indevus Details, in each case to the Target Prescribers allocated to the Indevus Sales Force, provided, however, that the Indevus Dedicated Sales Force shall conduct Details to the High Potential Target Prescribers and that all Details provided by the applicable minimum number of Indevus

[*]	CONFIDENTIAL TREATMENT REQUESTED

Representatives comprising the Indevus Sales Force, as set forth in subsections 5.3 (c) (i), (ii) or (iii) during the Detail Requirements Period shall be Primary Position Details. The Indevus Sales Force may also conduct details of products other than Product, as may be determined by Indevus from time to time. In the event that Indevus so requests, Odyssey shall use Commercially Reasonable Efforts to provide a product for the Indevus Sales Force to detail in other than the primary position, subject to the provisions of Section 6.4 (c) during the first three Royalty Years.

(f) Failure to Meet Detail Requirements. If, for any Calendar Quarter during the Detail Requirements Period, either Party’s Sales Force delivers less than one hundred percent (100%) of the Quarterly Details as set forth on Schedule 5.2a/b for such Calendar Quarter, such Calendar Quarter shall be deemed a Deficient Quarter, and the following shall be applicable: If either Party’s Sales Force delivers less than [*] percent ([*]%) of the Quarterly Details applicable to the applicable Calendar Quarter, such Party’s Sales Force shall cure the deficiency by delivering the deficient number of Details during the Cure Period in addition to its required Quarterly Details for the Cure Period.

(g) Provided that Odyssey has paid Indevus the milestone payment set forth in Section 6.2 (d), Odyssey shall launch Trospium Once-Daily in the United States within [*] after FDA Approval of Trospium Once-Daily, or such other date to which the Parties may mutually agree. In the event that Odyssey does not launch Trospium Once-Daily in the United States within [*] after FDA Approval of Trospium Once-Daily or such other date to which the Parties may mutually agree, then Indevus shall have the right to terminate this Agreement with respect to Trospium Once-Daily pursuant to Section 12.2(e).

(h) The actual number of Details made by either Party to Target Prescribers during each Calendar Quarter shall be determined and reported in accordance with the Call Reporting System, which is intended to enable the Parties to fulfill their respective reporting obligations hereunder. Such numbers shall be reported by one Party to the other in accordance with Section 6.5 and shall include actual physician data and the date and location of each Detail.

5.4 Promotional Materials and Activities. Subject to the terms of this Section 5.4, during the Detail Requirements Period, and in compliance with applicable Law, the Marketing Committee shall create and develop, subject to approval by the Steering Committee of the Promotion Plan, the Promotional Materials with input and participation from both Parties, following the general guidelines established by the Marketing Committee and consistent with the then current Promotion Plan. After expiration of the Detail Requirements Period, the Marketing Committee shall create and develop, subject to review by the Steering Committee of the Promotion Plan, the Promotional Materials as described in the foregoing sentence. Promotional activities may include programs sponsored and controlled by a Party to disseminate or obtain information relating to Product. During the Detail Requirements Period, prior to finalizing such Promotional Materials and promotional activities, each Party shall include the other Party in its internal circulation of information regarding such promotional materials and activities during the

[*]	CONFIDENTIAL TREATMENT REQUESTED

development of such Promotional Materials and any event related materials and upon the finalization of such materials.

(a) Promotional Materials shall be submitted to Indevus’s internal regulatory compliance personnel for timely review pursuant to applicable internal standard operating procedures, for an assessment of compliance with applicable Law. Such assessment shall be provided to both Parties. No Promotional Materials shall be used that have not been approved by both Parties’ internal regulatory compliance personnel. As holder of the NDA for Product in the Territory, Indevus shall be responsible for all submissions and interactions with the FDA regarding approval of all Promotional Materials regarding Product that require FDA approval. During the Agreement Term, such submissions shall occur after approval of the Promotional Material by both Parties.

(b) Subject to the other provisions of this Section 5.4, Odyssey shall own all right, title and interest in and to the copyrights in all marketing, sales, advertising or Promotional Materials relating to the Product in the United States (“U.S. Copyrighted Works”). Indevus shall execute all documents and take all actions as are reasonably requested by Odyssey to vest title to such Promotional Materials in Odyssey. Odyssey shall be responsible, at its expense, for searching, clearing and filing applications for registration of all such copyrights. To the extent such materials include or incorporate original works of authorship created by one Party prior to the Effective Date, the other Party shall not use, or make any proprietary claim with regard to, those pre-existing materials separate and apart from their use and inclusion in U.S. Copyrighted Works relating to Product.

(c) Odyssey and Indevus shall retain all rights, including without limitation all copyrights and trademarks, to all of their respective existing programs and materials in all formats (print, video, audio, digital, computer, etc.) regarding sales training, patient education and disease management programs owned or licensed by each at the time such materials are shared with the other Party, as well as any modifications of such programs each may develop in the future which are not specific to Product. Odyssey and Indevus shall, from time to time, each notify the other as to the identity of such proprietary programs. In the event that Indevus desires after the expiration or termination of this Agreement to use any Odyssey program which has been specifically adapted for, or directed to, Product, the Parties shall negotiate to conclude an appropriate agreement for such use. In addition, all such new programs jointly developed by Odyssey and Indevus pursuant to this Agreement shall be jointly owned by Odyssey and Indevus, and each Party shall have the right to use such jointly developed programs free of charge after the expiration of the Agreement Term.

(d) Neither Party shall produce (other than as concepts for consideration by the other Party), distribute or otherwise use any Promotional Materials which have not been approved in advance for purposes of determining compliance with applicable Law and agreed upon standard operating procedures of each Party, by the Marketing Committee. Each Party shall limit its statements, discussions and claims regarding Product, including those as to safety and efficacy, to those which are consistent with the Product Labeling and the Promotional Materials. Neither Party shall add, delete, modify or distort claims of safety or efficacy in the Detailing of Product, nor shall it make any changes (including underlining or otherwise highlighting any language or adding any notes thereto) or alter the presentation order or format in the Promotional Materials.

(e) Except as otherwise prohibited by applicable Law, all Promotional Materials, including, but not limited to, all packaging, trade dress, journal advertising and sales aids, as well as FDA approved Product Labeling shall display the logos of Odyssey (or any Affiliate of Odyssey or Parent to which Odyssey assigns or sublicenses its rights hereunder) and Indevus, with the logo of Odyssey or any such Affiliate appearing to the left and/ or above the Indevus logo. The Product Labeling shall display the logos of Odyssey or any such Affiliate and Indevus in a manner consistent with Schedule 5.4(e). Except as otherwise prohibited by applicable Law, and further to the extent reasonably practicable, all Promotional Materials will indicate that Product is sold under license from Indevus and promoted by Odyssey or any such Affiliate, as directed by Odyssey and Indevus and that the Trademarks (except for the Indevus Logo) are owned by Odyssey or any such Affiliate, as directed by Odyssey. All applicable logos shall, subject to compliance with applicable Law, during the Detail Requirements Period, be prominently displayed in accordance with each Party’s specifications and be of similar size to each other on all such materials. After expiration of the Detail Requirements Period (or any longer period in which Indevus continues to conduct Primary Position Details of Product), it will not be required to include Indevus’ name or logo on Promotional Material, except as required by Law.

(f) Within thirty (30) days after the expiration or termination of this Agreement, each Party shall return (unless prohibited by applicable Law), or otherwise dispose of in accordance with instructions from the other Party, all remaining Promotional Materials provided by the other Party and will provide the other Party with a certified statement that all remaining Promotional Materials have been returned or otherwise properly disposed of and that the Party is no longer in possession or control of any such Promotional Materials in any form or fashion.

5.5 Samples. The following terms shall apply to any Samples of Product in the Territory:

(a) Odyssey shall distribute to each Party Samples to be used by the Sales Forces. All supply and costs of Samples shall be subject to the provisions of Article 14, provided that the storage of such Samples and distribution to the Sales Force shall be at Odyssey’s expense.

(b) Each Party shall receive and use such Samples in accordance with the Promotion Plan and applicable Laws. The quantity of Samples to be provided to each Party and the method of distribution shall be determined by the Marketing Committee, provided, that the number of Samples provided to a Party shall be consistent with the number of Samples provided to the other Party based on the respective number of Details expected to be made by each Party’s Representatives under the Promotion Plan.

(c) Each Party shall maintain and adhere to its established internal standard operating procedures to assure that such Party and such Party’s Sales Force comply with all requirements of the PDMA with respect to the Promotion of Product and other activities under this Agreement, as well as material compliance with other applicable Laws. Indevus shall notify Odyssey promptly, but no less than in sufficient time after Indevus learns that any Samples shipped by Odyssey to Indevus have been lost or have not been received as scheduled, such that Odyssey will have a reasonable period of time to enable it to comply with all legal requirements and file any reports with respect to such Samples. Furthermore, such procedures shall include a requirement that each Party shall be responsible for reporting directly to the FDA any known thefts or significant losses of Samples, as the same is required by the then applicable FDA regulations, and Odyssey shall promptly provide Indevus with a complete copy of any such report submitted by Odyssey.

(d) Within sixty (60) days after the expiration or termination of this Agreement, each Party shall return, or otherwise dispose of in accordance with instructions from Odyssey and applicable Law, all remaining Samples and will provide Odyssey with a certified statement that all remaining Samples have been returned or otherwise properly disposed of and that such Party is no longer in possession or control of any such Samples in any form or fashion.

(e) Upon not less than fifteen (15) Business Days advance written notice to Odyssey, Indevus shall be entitled, at Indevus’s expense, to conduct an inspection and audit of Odyssey’s compliance with this Section 5.5 at any of Odyssey’s owned or controlled facilities where Samples of Product received from Indevus under this Agreement are stored. The purpose of such inspections and audits shall be solely to ensure reasonable compliance with respect to the applicable provisions of the PDMA as the same apply to Odyssey’s obligations under this Agreement, as well as to perform a physical inventory of Samples or to copy records relating to Sample receipt, storage and distribution.

5.6 Training Program.

(a) Primary Training. No person shall be Deployed as a Sales Force member unless and until such person has received and successfully completed the training, certification and testing set forth in this Section 5.6 (the “Primary Training”). The Primary Training shall initially consist of home study training and an initial training program, which shall include such medical and technical information about the Product and such sales training as the Marketing Committee deems necessary and appropriate, including training on the proper handling of Adverse Experiences encountered with respect to Product and on timely reporting to Odyssey of Product inquiries and other requests for information related to Product and the reporting thereof to Odyssey. The Marketing Committee shall plan, formulate and conduct the Primary Training, provided that the Party not designated as the Party responsible for such training may participate in planning and conducting any Primary Training relating to such Party’s Sales Force. The Product training of each Party’s Sales Force shall be consistent with the direction of the Marketing Committee, the Promotion Plan, the Product training materials and the training of the other Party’s Sales Force for the Promotion of Product in the Field.

(b) Each Training Program shall be conducted at a site to be determined by the Marketing Committee. Promptly after the Effective Date, Odyssey and Indevus shall agree on a mutually convenient schedule which will enable the Parties to complete the Primary Training of the Sales Force in sufficient time to enable the Sales Forces to meet the Detail Commencement Date. During the Copromotion Period, all costs incurred by either Party associated with training or any launch meetings shall be deemed Promotion Expenses, except for salaries and other internal costs of training personnel provided by each Party.

(c) The Marketing Committee shall provide the training materials for each Training Program including an up-to-date programmed learning unit for the Products for “at home” study prior to the commencement of the Training Program. The Marketing Committee shall also provide for distribution to the Sales Force, Product promotional training and training materials regarding the Detailing of the Products to the Target Prescribers in accordance with the Promotion Plan for the Products. After expiration of the Copromotion Period, such materials shall be provided to Indevus for distribution to the Indevus Sales Force, free of charge.

(d) Additional Training. In addition to the Primary Training, during the Agreement Term, each Party shall conduct separate training programs for their respective Sales Force with respect to the “Medicare and Medicaid Anti-Kickback Statute”, set forth at 42 U.S.C. §1320(a)-7b(b) and the prohibited acts set forth thereunder, PDMA regulations, and other applicable guidances relating to promotion of Product, such as the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, with the content of said training programs to be pre-approved by both Parties. Upon completion of said additional training, each Sales Force member shall be required to sign a certificate acknowledging their receipt of such training and certifying and acknowledging their understanding of said statutes and the specified acts prohibited thereunder.

(e) Testing/Certification of Product Knowledge. No person shall be Deployed as a Sales Force member unless and until such person has demonstrated a thorough knowledge of the Products by passing the Product certifications. Such product certifications shall be administered to each trainee near the completion of the Primary Training (or of any subsequent Product training), and the scores of such certification shall be verified to the satisfaction of both Parties. Each Party reserves, and shall at all times have, the right to review any and all Product certifications taken by any member of the other Party’s Sales Force. The Parties shall review and determine minimum score standards prior to the administering of the certifications. Any Representative failing to meet such minimum standards is not eligible for assignment to Detail Product.

(f) Ongoing Training. Each Party shall be responsible for, and shall plan, coordinate and conduct and pay for such ongoing training as is otherwise required to Deploy new or replacement Sales Force members and account for any changes in the

Promotion Plan, the Products or applicable Laws, which training shall be substantially equivalent to the Primary Training. The scheduling of all ongoing training shall be coordinated between the Parties.

(g) Odyssey Assistance/Participation. Odyssey shall provide such additional assistance as is reasonably requested by Indevus in connection with the Training Programs. Without limiting the generality of the foregoing, Odyssey shall make available to Indevus for a reasonable period of time, at no cost, a reasonable number of Odyssey sales training and marketing personnel who will assist Indevus’ product and sales management and training teams with continued Product training and to help ensure that the training of the Indevus Sales Force will be consistent with the training provided to the Odyssey Sales Force who will be Detailing Products in the Territory.

5.7 Additional Services and Assistance by Odyssey.

(a) During the Agreement Term, in addition to the other services to be provided by Odyssey under this Agreement, Odyssey shall provide the services or assistance set forth in this Section 5.7 to Indevus, provided, however, that none of the costs of Odyssey internal salaries or other internal overhead or expenses associated with the services, assistance and support set forth in this Section 5.7 shall be included in Product Expenses.

(b) Odyssey or its Third Party contractor shall provide all order entry, customer service (including forwarding to Indevus product complaints), reimbursement management, medical affairs (including reports for all Adverse Experiences in accordance with Article 10), medical information, warehousing, physical distribution, invoicing, credit and collections, production forecasting and other related facilities and services necessary or desirable for the distribution, marketing, Promotion and sales of Product under this Agreement. Such services shall include contract administration, including handling wholesaler chargebacks, managed care contracts, federal and state government contracts, rebate contracts, long-term care contracts, performance-based contracts and hospital purchasing contracts, and Odyssey shall be responsible for managing and performing visits to national accounts, including managed care, trade and government accounts. Odyssey shall be exclusively responsible for accepting and filling purchase orders for Product and for processing billing and returns with respect to the Product, in accordance with Article 14. Provided that Odyssey’s storage and handling of Finished Product after receipt from Indevus has conformed with Specifications, Odyssey shall have no obligation or responsibility for Finished Product meeting Specifications under this Agreement, which is solely the obligation and responsibility of Indevus.

(c) Odyssey shall make available to Indevus the right to use Odyssey’s Call Reporting System (provided that Odyssey shall pay for the associated costs of such system incurred through expiration of the Copromotion Period in accordance with the provisions of Section 6.3 (d) and 6.5 (c)), which system shall be reasonably satisfactory to Indevus and shall be in compliance with all PDMA regulations and Odyssey shall provide Indevus with up to [*] copies during the Copromotion Period and [*] copies during the License Period of its Call Reporting System, to use for such purposes. Each

[*]	CONFIDENTIAL TREATMENT REQUESTED

Party shall provide all necessary and appropriate support to such Party’s Sales Force for sample and call reporting and tracking, in each case in compliance with all PDMA regulations and reasonably satisfactory to the other Party.

(d) Odyssey shall make available to Indevus such other systems and software (and accompanying technical support) as is reasonably necessary to support the Odyssey Sales Force and the Indevus Sales Force.

(e) At Indevus’ reasonable request, Odyssey shall make available to Indevus reasonable regulatory support to Indevus with respect to Product, provided that such support does not require Odyssey to incur significant expenses, as determined by Odyssey at its sole discretion, and does not require Odyssey to defer or delay regulatory support of any other products or product candidates in its portfolio.

(f) Odyssey shall make available to Indevus additional reasonable support from any of Odyssey’s existing infrastructure, as agreed by the Parties; provided, however, that the Parties agree that such additional support shall include, but not be limited to, Odyssey’s indigent patient program and other patient assistance programs, as agreed to between the Parties and PDMA compliance, in accordance with Odyssey’s internal standard operating procedures.

(g) Odyssey shall provide Indevus on a monthly basis for the immediately preceding month with (i) sales reports of Net Sales (including any deductions from the gross amount invoiced) in the Territory, in a format to be approved by the Marketing Committee; and (ii) Prescriber Data, as such data becomes available.

(h) Odyssey and its Third Party contractors shall be the Party responsible for responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding Product, including the distribution of standard medical information letters (provided a form of such letter has been approved by the appropriate regulatory personnel) resulting from the marketing activities of the Sales Forces. Indevus shall refer all such medical inquiries that it receives to Odyssey; provided that Odyssey shall provide copies of the responses given, all in accordance with the laws, regulations and policies of the FDA, to Indevus. The Parties shall work together to formulate, and shall mutually agree upon, responses to such inquiries, including the content of any Frequently Asked Questions. If appropriate, the Parties shall establish a centralized database to document and track medical inquiries. Indevus shall provide information and access to data, records, reports, and reasonably requested by or needed by Odyssey to fulfill its obligations under this Section 5.7 (h).

5.8 Quality Reviews. Each Party shall conduct random quality assurance reviews of its Copromotion activities from time to time during the Detail Requirements Period and may conduct such reviews after expiration of such period if approved by the Marketing Committee. The reviews shall include satisfaction surveys sent to Target Prescribers within the Territory with whom such Party’s Representatives have interacted. Each Party shall disclose the results of such reviews, together with such Party’s analysis and interpretation thereof, to the other Party within 60 days after the receipt of such results and analysis.

5.9 Additional Personnel and Support. Each Party shall provide as necessary for the diligent performance of this Agreement additional personnel needed to coordinate, support and enhance the quality and effectiveness of the activities of each Representative Detailing Product under this Agreement, provided, however, that none of such non-Sales Force personnel shall directly or indirectly engage in Detailing the Products, nor shall any such non-Sales Force member be given access to or control over any Samples. No salaries or other internal compensation or expenses associated with such personnel or any of the services set forth under this Section 5.9 shall be deemed Product Expenses.

5.10 Covenants of the Parties.

(a) Odyssey covenants that the Odyssey Sales Force during the Agreement Term shall (i) limit its claims of efficacy and safety for Product to those that are consistent with approved promotional claims in the Promotion Plan and are consistent with the FDA-approved prescribing information for Product in the Territory; (ii) not add, delete or modify claims of efficacy and safety in the Promotion of Product under this Agreement from those claims of efficacy and safety that are contained in the Promotion Plan and that are consistent with the FDA-approved prescribing information and with applicable law; (iii) use the Promotional Materials in accordance with Section 5.4; (iv) Promote Product under this Agreement in adherence to the Promotion Plan and to applicable Laws, and in compliance with the then current Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, (v) comply with the Odyssey Code of Conduct, and (vi) except as required by applicable Law, not intentionally do anything which could reasonably be expected to materially jeopardize or harm the NDA for, or materially harm the commercial value, commercial reputation or Net Sales of, Product.

(b) Indevus covenants that during the Agreement Term, the Indevus Sales Force shall (i) limit its claims of efficacy and safety for Product in the Territory to those that are consistent with approved promotional claims in the Promotion Plan and are consistent with the FDA-approved prescribing information for Product in the Territory; (ii) not add, delete or modify claims of efficacy and safety in the Promotion of Product under this Agreement from those claims of efficacy and safety contained in the Promotion Plan and that are consistent with the FDA-approved prescribing information and applicable law; (iii) use the Promotional Materials in accordance with Section 5.4; (iv) Promote Product under this Agreement in adherence to the Promotion Plan and to applicable Laws, and in compliance with the then current Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals; (v) comply with the Indevus Code of Conduct; and (vi) except as required by applicable Law, not intentionally do anything which could reasonably be expected to materially jeopardize or harm the NDA for, or materially harm the commercial value, commercial reputation or Net Sales of, Product.

ARTICLE 6

PAYMENTS AND STATEMENTS

6.1 Up-front Payment. In consideration of the rights granted by Indevus hereunder, Odyssey shall pay Indevus a non-refundable and non-creditable up-front payment of US $30,000,000 (thirty million dollars) on the Effective Date by wire transfer of immediately available funds.

6.2 Milestone Payments. In further consideration of the rights granted by Indevus hereunder, Odyssey shall pay Indevus the following non-refundable milestone payments (creditable solely to the extent specifically set forth herein), contingent upon occurrence of the specified event, with each milestone payment to be made no more than once with respect to the achievement of such milestone (but payable the first time such milestone is achieved):

(a) Subject to Section 12.2(a), US $120,000,000 (one hundred twenty million dollars) no later than FDA Approval of Trospium Twice-Daily;

(b) US $[*] upon the initiation (enrollment of the first patient) of the first clinical trial of Trospium Once-Daily that commences after the Effective Date that is designed to be sufficient to obtain FDA Approval of Trospium Once-Daily;

(c) US $[*] upon the submission of an NDA related to Trospium Once-Daily under section 505(b)(1) of the Act;

(d) US $[*] upon FDA Approval of Trospium Once-Daily, provided that FDA Approval of Trospium Once-Daily occurs on or before [*] (the “Approval Date”); provided, further that, (i) subject to Section 12.2(b), Odyssey shall have no obligation to pay the milestone set forth in sub-sections 6.2(d) or 6.2(e) in the event it advises Indevus in writing no later than the Approval Date that it does not intend to proceed with the launch of Trospium Once-Daily and (ii) in the event that the Parties mutually agree to submit an NDA including comparative and placebo controlled studies, then such Approval Date shall be extended to [*];

(e) US $20,000,000 (twenty million dollars) (the “Final Milestone”) on December 31, 2013, provided that at such date [*]; provided, further, that in the event that [*], Odyssey shall place the Final Milestone in escrow pursuant to an escrow agreement which shall provide that the Final Milestone shall be released, with interest, to Indevus in the event that [*]. Such escrow agreement shall also provide that in the event that [*] prior to the [*] of the [*], the Final Milestone with interest shall be released to Odyssey.

The aggregate amount of milestones (c) and (d) above (US$[*]) will be either (i) credited by the amount by which costs and expenses associated with the development of Trospium Once-Daily, including costs of Registration Studies, are less than US$[*]or (ii) increased by the amount by which costs and expenses associated with the development of Trospium Once-Daily, including costs and expenses of Registration Studies, are greater

[*]	CONFIDENTIAL TREATMENT REQUESTED

than US$[*], provided, however, that such credit or increase, as applicable, shall apply only in calculating the amount payable for milestone payment (d). For example, if costs and expenses associated with the development of Trospium Once-Daily, including costs and expenses of Registration Studies, amount to US$[*], then US$[*] will credited to Odyssey against milestone payment (d), and if costs and expenses associated with the development of Trospium Once-Daily, including costs and expenses of Registration Studies, amount to US$[*], milestone payment (d) will be increased by US$[*].

Each milestone payment shall be deemed earned as of the achievement of the related milestone event and shall be made by Odyssey within five (5) Business Days after the achievement of each milestone event. All milestone payments shall be made by wire transfer to Indevus of immediately available funds.

6.3 Additional Payments during Copromotion Period.

(a) Initial Payments of Product Expenses. Subject to the provisions of this Section 6.3, the Parties anticipate that during the Copromotion Period, Odyssey shall be responsible for the initial payment of Product Expenses, although the Parties anticipate that from time to time, during the Copromotion Period, Indevus may be the Party responsible for the initial payment of Product Expenses. The Parties shall reconcile Product Expenses under Section 6.5 (a) and (d).

(b) Sublicensing Royalties during Copromotion Period. In further consideration of the rights granted by Indevus hereunder and for each Party’s performance of its obligations under this Agreement, during the Copromotion Period, (i) Indevus shall be responsible for the applicable Indevus Cost Share and Odyssey shall be responsible for the applicable Odyssey Cost Share; and (ii) Indevus shall be entitled to [*] percent ([*]%) of Net Sales and Odyssey shall be entitled to [*] percent ([*]%) of Net Sales. Accordingly, during the Copromotion Period, Odyssey shall pay Indevus as Sublicensing Royalties an amount equal to (x) [*] percent ([*]%) of Net Sales less (y) the applicable Indevus Cost Share, except that if for any Calendar Quarter during the Copromotion Period, the Indevus Cost Share is greater than [*] percent ([*]%) of Net Sales, Indevus shall pay Odyssey the amount of such difference, such payments to be made in accordance with Section 6.5 (d). The Sublicensing Royalties payable by Odyssey to Indevus pursuant to this Section 6.3 (b) are exclusive of the Third Party Royalties payable by Odyssey to Indevus under Section 6.3 (c).

(c) Third Party Royalties. In further consideration of the rights granted by Indevus hereunder, during the Copromotion Period (or such shorter period or periods in which any such amounts are payable to Madaus or Shire, as applicable, under the Madaus License and the Shire Agreement, respectively) Odyssey shall also reimburse Indevus Third Party Royalties in an amount equal to the aggregate Third Party Royalties payable for any Calendar Quarter by Indevus to Madaus pursuant to the Madaus License and, with respect to Trospium Once-Daily, to Shire pursuant to the Shire Agreement, such payments to be made in accordance with Section 6.5 (d). Each such payment shall be non-refundable to and non-creditable by Odyssey.

[*]	CONFIDENTIAL TREATMENT REQUESTED

(d) Indevus Sales Force Payments. In further consideration of the rights granted by Indevus hereunder, Odyssey shall either provide, pay directly or reimburse Indevus for, in accordance with Section 6.5 (c), the costs and expenses related to the following:

(i) [*] provided to the Indevus Sales Force (other than the Indevus Dedicated Sales Force) at any time through expiration of the Copromotion Period;

(ii) amounts payable for [*] to the extent provided by Indevus for or on behalf of individuals who are members of the Indevus Sales Force during the Copromotion Period (other than the Indevus Dedicated Sales Force), for the period commencing upon expiration of the Copromotion Period and expiring at such time as such individuals are [*] through Odyssey or any Odyssey Affiliate, provided that to the extent Odyssey is able to obtain a waiver of any applicable waiting period and provides such [*] directly to such individuals during such period, Odyssey shall not be required to make the related [*] to Indevus; and

(iii) [*] fees and ongoing expenses, incurred at any time prior to expiration of the Copromotion Period and associated with the Indevus Sales Force (other than the Indevus Dedicated Sales Force).

Notwithstanding any other provision of this Agreement, none of the foregoing costs and expenses set forth in this Section 6.3 (d) shall be deemed Promotion Expense or Product Expense.

6.4 Additional Payments during License Period.

(a) Sublicensing Royalties during License Period. In further consideration of the rights granted by Indevus hereunder, during the License Period, Odyssey shall pay Indevus Sublicensing Royalties in an aggregate amount equal to the applicable percentages of aggregate Net Sales in the Territory set forth below under Royalty Rate in each Royalty Year by Odyssey or its Affiliates:

Annual Net Sales:	Royalty Rate:
Up to US $[*]	[*]%
From US $[*] to US $[*]	[*]%
From US $[*] to US $[*]	[*]%
From US $[*] to US $[*]	[*]%
From and over US $[*]	[*]%

The Sublicensing Royalties payable to Indevus pursuant to this Section 6.4 (a) are exclusive of the Third Party Royalties payable to Indevus under Section 6.4 (b) below and shall be paid in accordance with Section 6.5 (e).

(b) Third Party Royalties. In further consideration of the rights granted by Indevus hereunder, during the License Period (or such shorter period or

[*]	CONFIDENTIAL TREATMENT REQUESTED

periods in which any such amounts are payable to Madaus or Shire, as applicable, under the Madaus License and the Shire Agreement, respectively) Odyssey shall also reimburse Indevus Third Party Royalties in an amount equal to the aggregate Third Party Royalties payable for any Calendar Quarter by Indevus to Madaus pursuant to the Madaus License and, with respect to Trospium Once-Daily, to Shire pursuant to the Shire Agreement, such payments to be made in accordance with Section 6.5 (e); provided, however, that such Third Party Royalties shall be capped at [*]% of Net Sales and Odyssey shall have no liability for payment of Third Party Royalties in excess of [*]% of Net Sales. Each such payment shall be non-refundable to and non-creditable by Odyssey.

(c) Dedicated Sales Force Reimbursement. During each of the first three Royalty Years, Odyssey shall pay Indevus, as sales force reimbursement for the Indevus Dedicated Sales Force, an amount aggregating US$[*], payable monthly in accordance with Section 6.5 (c), subject to industry standard cost-of living increases. The amount set forth in the preceding sentence assumes that the Indevus Dedicated Sales Force contains at least [*] Representatives. Such payment shall be reduced on a proportional basis in the event that the Indevus Dedicated Sales Force contains less than [*] Representatives as a result of an adjustment under Section 5.2(c). If at any time during the first three Royalty Years, the Indevus Dedicated Sales Force agrees to detail any product other than Product at the request of Odyssey, other than in the primary position, the amount payable by Odyssey to Indevus under this Section 6.4 (c) shall increase to no more than US$[*], subject to industry standard cost-of living increases.

6.5 Reports and Payments.

(a) Within twenty (20) days following the end of each Calendar Quarter that begins or ends during the Copromotion Period, each Party shall submit to the other Party a report containing an accounting of the Product Expenses incurred by such Party during such Calendar Quarter, in a form reasonably agreed by the Parties.

(b) Within thirty (30) days following the end of each Calendar Quarter that begins or ends during the Detail Requirements Period, each Party shall submit to the other Party a report containing an accounting of all Details performed by such Party’s Representatives to such Party’s Target Prescribers during such Calendar Quarter and a calculation of any applicable deficiency in Detailing applicable to such Calendar Quarter. Such accounting shall include a summary of actual physician data, the number of Details made, the number of Deficient Details, if any, the date on which such Details were made and the location made. Any Party who is subject to a deficiency in Detailing for such Calendar Quarter shall initiate a program to correct for the deficiency during or before the end of the Cure Period.

(c) Within twenty (20) days following the end of each month that begins or ends during (i) any period in which amounts are payable by Odyssey in accordance with Section 6.3 (d), Indevus shall submit to Odyssey a report containing an accounting of those costs and expenses incurred by Indevus during such month that are to be reimbursed by Odyssey in accordance with Section 6.3 (d); and (ii) the first three Royalty Years, Indevus shall submit to Odyssey a statement containing a calculation of

[*]	CONFIDENTIAL TREATMENT REQUESTED

the monthly allocation of the reimbursement pursuant to Section 6.4 (c). Odyssey shall pay Indevus the applicable amount stated in such report or statement under Section 6.3 (d) or Section 6.4 (c) within ten (10) days after receipt of such report or statement from Indevus.

(d) Within thirty (30) days after the end of each Calendar Quarter that begins or ends during the Copromotion Period, Odyssey shall furnish to Indevus a written report showing Net Sales of all Products sold by Odyssey or its Affiliates during such Calendar Quarter and for the year to date (including the total number of units of each Product used and/or sold hereunder, and a reconciliation to Net Sales, including a breakdown of all deductions from the gross amount invoiced to arrive at Net Sales), an accounting of Product Expenses (including a calculation of Product Expenses incurred by either Party, and an accounting of Indevus Cost Share, Sublicensing Royalties and Third Party Royalties, in each case for such Calendar Quarter. Each such report shall be accompanied by (i) payment to Indevus of Third Party Royalties payable during the Copromotion Period for such Calendar Quarter (calculated in accordance with subsection (f) below); and (ii) in the event that for such Calendar Quarter, the Indevus Cost Share was less than [*] percent ([*]%) of Net Sales, payment to Indevus of the amount of such difference as Sublicensing Royalties. In the event that for any Calendar Quarter during the Copromotion Period, the Indevus Cost Share is greater than [*]percent ([*]%) of Net Sales, Indevus shall pay Odyssey the amount of such difference within ten (10) Business Days after the receipt of Odyssey’s report under this subsection 6.5 (d).

(e) Within thirty (30) days after the end of each Calendar Quarter during the License Period, Odyssey shall furnish to Indevus a written report for the Calendar Quarter showing the Net Sales of all Products sold by Odyssey or its Affiliates during the reporting period and for that Royalty Year to date (including the total number of units of each Product used and/or sold hereunder, and a reconciliation to Net Sales, including a breakdown of all deductions from the gross amount invoiced to arrive at Net Sales) and a calculation of Sublicensing Royalties, Third Party Royalties and/or other payments payable to Indevus under this Agreement. Each such report shall be accompanied by payment of the Third Party Royalties and the Sublicensing Royalties payable for such Calendar Quarter (calculated in accordance with subsection (f) below).

(f) In order for Indevus to receive compensation on a quarterly basis, Odyssey shall pay to Indevus, on a quarterly basis, Sublicensing Royalties and Third Party Royalties based on the cumulative Net Sales for the applicable year to date, less Sublicensing Royalties and Third Party Royalties previously paid to Indevus on account of Net Sales for the previous Calendar Quarters in such year.

(g) Any change in the amount that would have been payable from one Party to the other Party under this Agreement which results from any restatements to a prior period’s financial results due to errors, omissions, or any other misstatements, shall be added to or deducted from, as applicable, the amount of the next payment due under this Agreement.

[*]	CONFIDENTIAL TREATMENT REQUESTED

(h) Each Party shall keep and shall require its Affiliates to keep complete and accurate records in connection with the purchase, use and/or sale by or for it of the Products hereunder in sufficient detail to permit accurate determination of all amounts necessary for calculation and verification of all payment obligations set forth in this Article 6. Except as otherwise set forth in this Section 6.5, any required payments under this Section 6.5 shall be due and payable on the date the applicable report is due. Without limiting any Party’s remedies hereunder, in the event payments required to be made under this Section 6.5 are not made on or prior to the required payment date, the amount of the late payment shall bear interest at the Prime Rate commencing on the date such payment is due until such date as the payment is made. “Prime Rate” for purposes of this Section 6.5 or Section 6.6 shall mean the prime rate of Citibank, N.A. in New York, New York as published in the Wall Street Journal computed on a daily basis and shall change when and as the Prime Rate changes.

6.6 Audits. Upon the written request of Indevus, Odyssey shall permit an independent certified public accounting firm of recognized standing, selected by Indevus and reasonably acceptable to Odyssey, to have access during normal business hours to such of the records of Odyssey as may be reasonably necessary to verify the accuracy of the reports under Section 6.5 hereof for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Indevus whether the reports are correct or incorrect, the specific details concerning any discrepancies (including the accuracy of the calculation of Net Sales, Product Expenses and the resulting effect of such calculations on the amounts payable by Odyssey under this Agreement) and such other information that should properly be contained in a report required under this Agreement. Odyssey shall have reciprocal audit rights for reports to be provided by Indevus under this Agreement.

(a) If such accounting firm concludes that additional amounts were owed during such year, the audited Party shall pay the additional payments, together with interest at the Prime Rate on the amount of such additional payments, within ten (10) days of the date the auditing Party delivers to the audited Party such accounting firm’s written report so concluding. In the event such accounting firm concludes that amounts were overpaid by the audited Party during such period, the auditing Party shall repay the audited Party the amount of such overpayment, together with interest at the Prime Rate on the amount of such overpayment, within ten (10) days of the date the auditing Party delivers to the audited Party such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by the auditing Party; provided, however, that if an error in favor of the auditing Party of more than five percent (5%) of the payments due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by the audited Party.

(b) Upon the expiration of thirty-six (36) months following the end of any year for which Odyssey or Indevus has made payment in full of amounts payable with respect to such year, and in the absence of negligence or willful misconduct of Odyssey or Indevus or a contrary finding by an accounting firm pursuant to Section 6.6 (a), such calculation shall be binding and conclusive upon Odyssey or Indevus, and Odyssey or Indevus, as applicable, shall be released from any liability or accountability with respect to royalties or other payments for such year.

(c) Each Party shall treat all financial information subject to review under this Section 6.6 in accordance with the confidentiality provisions of this Agreement, subject to its existing agreements with Third Parties.

6.7 Except as otherwise defined herein, all financial calculations by either Party under this Agreement shall be calculated in accordance with GAAP. In addition, all calculations shall give pro-rata effect to and shall proportionally adjust (by giving effect to the number of applicable days in such Calendar Quarter) (i) for any Calendar Quarter that is shorter than a standard Calendar Quarter or any Calendar Year that is shorter than four consecutive full Calendar Quarters, or (ii) as a result of a determination, in accordance with the terms of this Agreement, that the first day of such Calendar Quarter shall be deemed other than the actual first day of such Calendar Quarter, or that the first day of such Calendar Year shall be deemed other than the actual first day of such Calendar Year including, if applicable, the Launch Period. All payments due by one Party to the other Party under this Agreement shall be payable in United States dollars.

6.8 License to Dominating Patent.

(a) If Odyssey would be prevented from using, selling or importing Product in the Field in the Territory on the grounds that by doing so Odyssey would infringe a Dominating Patent and, if Indevus would be entitled, under its agreements with Madaus or Shire, to credit any royalties paid to a Third Party with respect to such Dominating Patent, Indevus, with Odyssey’s assistance, shall use Commercially Reasonable Efforts to procure a license to such Dominating Patent for the benefit of Odyssey. To the extent that royalties payable under such license are creditable against payments under the Madaus License or Shire Agreement, as applicable, Odyssey shall receive a full credit against payments to Indevus for Third Party Royalties hereunder for any payments made by Odyssey pursuant to such license.

(b) If Odyssey would be prevented from using, selling or importing Product in the Field in the Territory on the grounds that by doing so Odyssey would infringe a Dominating Patent and, if Indevus would not be entitled, under its agreements with Madaus or Shire, to credit any royalties paid to a Third Party with respect to such Dominating Patent, in accordance with and subject to the provisions of this Section 6.8(b), Odyssey obtains a license under such Dominating Patent, [*] percent ([*]%) of the amount of any royalties paid by Odyssey to such Third Party in the Territory in any Royalty Year shall be creditable against the royalty payments payable to Indevus by Odyssey for such Royalty Year, provided that the aggregate amount of any credit against the royalty payments payable to Indevus by Odyssey for any Royalty Year shall in any event not exceed [*] percent ([*]%) of Net Sales. In the event that Odyssey makes an up-front payment or other payment not related to Net Sales, Odyssey shall be entitled to a credit of [*] percent ([*]%) of such payment in each of the first [*] Royalty Years following such payment.

[*]	CONFIDENTIAL TREATMENT REQUESTED

(c) For purposes of this Section 6.8, a “Dominating Patent” means an unexpired United States patent which is owned by a Third Party, which has not been invalidated by a court or other governmental agency of competent jurisdiction and which the Steering Committee (or, if they are unable to reach agreement, the CEOs) determines is required in order for Odyssey to use, import or sell Product in the Field in the Territory without infringing such patent.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 General Representations. Each Party hereby represents and warrants to the other Party as follows:

(a) Such Party is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement;

(b) The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws; or (ii) conflict with or constitute a default under any other agreement to which such Party is a party;

(c) This Agreement has been duly executed and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law and provided that Indevus makes no representation or warranty as to the enforceability of the security interest described in Section 2.6;

(d) Such Party is not under any obligation to any person or entity, contractual or otherwise, that is in conflict with the terms of this Agreement, nor will such Party undertake any such obligation during the term of this Agreement;

(e) Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party’s obligations under this Agreement;

(f) Except for any rights of (i) of Madaus under the Madaus License and (ii) Shire under the Shire Agreement, neither Party, nor any of its Affiliates, are a party to, or are otherwise bound by, any oral or written contract that will result in any person or entity obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of such Party’s or the other Party’s rights under this Agreement; and

(g) Such Party shall perform its obligations hereunder in accordance with all applicable Laws.

7.2 Additional Indevus Representations and Warranties. Indevus represents and warrants to Odyssey that:

(a) As of the Effective Date, (i) Indevus has no reason to believe that any of the Indevus Patent Rights are, or are likely to be held, invalid; (ii) to Indevus’s knowledge, the Indevus Patent Rights are in full force and not subject to any pending or threatened re-examination, opposition, interference or litigation proceedings;

(b) As of the Effective Date and except for any rights of (i) Madaus under the Madaus License and (ii) Shire under the Shire Agreement, in the Territory, (x) Indevus is the sole and exclusive owner of, or Controls the Indevus Intellectual Property in the Field and (y) the Indevus Intellectual Property and the Trademarks are not subject to any encumbrance, lien or claim of ownership by any Third Party;

(c) At no time during the Agreement Term shall Indevus assign, transfer, encumber or grant rights in or with respect to the Indevus Intellectual Property or the Trademarks inconsistent with the rights or security interest granted to Odyssey under this Agreement;

(d) The data and information provided in writing to Odyssey or its Affiliates prior to the Effective Date relating to pre-clinical and clinical studies related to Trospium Once-Daily and Trospium Twice-Daily has been accurate in all material respects and Indevus has made no material misrepresentation or material omission in connection with such data and information. Indevus has also provided Odyssey or its Affiliates with access to summaries of all material adverse events known to it relating to the Compound;

(e) To Indevus’s knowledge as of the Effective Date, the manufacture, use importation and/or sale of Trospium Once-Daily or Trospium Twice-Daily in the Territory as contemplated under this Agreement does not infringe or misappropriate any patents or other intellectual property right of any Third Party, except for the rights retained by Madaus and Shire;

(f) All Product manufactured by Indevus, or manufactured by a Third Party on behalf of Indevus, and delivered to Odyssey under this Agreement shall be manufactured in compliance with cGMP and all other applicable Laws;

(g) Indevus, or its Third Party designee, shall supply adequate commercial quantities of Finished Product pursuant to and subject to the terms and conditions of this Agreement;

(h) As of the Effective Date, each of the Madaus License and the Shire Agreement is in full force and effect in accordance with its terms. As of the Effective Date Indevus is not in default or breach in any material respect of the Madaus License or the Shire Agreement, nor has it, as of the Effective Date received any notice of any defaults, breaches or violation thereunder. To Indevus’s knowledge as of the Effective Date, no other party to the Madaus License or the Shire Agreement is in default or breach of such agreement. Indevus has provided Odyssey with copies of the Madaus License and the Shire Agreement that are true, correct and complete as of the Effective Date;

(i) As of the Effective Date, Indevus is the owner of record of an application for federal registration of the mark SANCTURA and has the exclusive right to grant licenses thereto in the Territory;

(j) No claim or demand has been asserted in writing against Indevus as of the Effective Date alleging trademark infringement resulting from the use and/or registration of the SANCTURA Trademark;

(k) To Indevus’s knowledge, (i) under 21 C.F.R 314.108(b)(2), upon FDA Approval of Trospium Twice-Daily, Indevus, as the holder of the NDA, will be entitled to a five (5) year period of marketing exclusivity during which time the FDA may not accept any Third Party’s application to market a drug containing the same active chemical moiety as Trospium Twice-Daily for review, except as set forth in 21 C.F.R 314.108(b)(2); and (ii) under 21 C.F.R 314.108(b)(4), upon FDA Approval of Trospium Once-Daily following FDA Approval of Trospium-Twice Daily, Indevus, as the holder of the NDA, will be entitled to a three (3) year period of marketing exclusivity during which time the FDA may will not make effective a Third Party’s application under Section 505(b)(2) of the Act or abbreviated new drug application under Section 505 (j) of the Act as set forth in 21 C.F.R 314.108(b)(4); and

(l) To Indevus’s knowledge, no effective financing statement naming Indevus as “debtor” or other instrument similar in effect covering all or any part of the FDA Collateral is on file or recorded in any filing or recording office in the United States.

7.3 Additional Representations and Warranties of Odyssey and/or Parent:

(a) Each of Odyssey and Parent represent and warrant to Indevus that as of the Effective Date, (i) Odyssey is a wholly-owned indirect subsidiary of Parent, and (ii) that an Affiliate of Parent owns or controls all or substantially all of Parent’s pharmaceutical business in the United States; and

(b) Each of Odyssey and Parent represents and warrants to Indevus, as of the Effective Date, that it has utilized its own scientific, marketing and distribution expertise and experience to analyze and evaluate both the scientific and commercial value of the Compound and Product and has solely relied on such analysis and evaluation in deciding to enter into this Agreement.

7.4 Disclaimer of Additional Warranties. EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF EITHER PARTY HAS BEEN ADVISED OF SUCH PURPOSE.

ARTICLE 8

PATENT MATTERS

8.1 Ownership. As between the Parties, Indevus shall have and retain all right, title and interest in or Control over, as applicable, all Patent Rights, inventions, discoveries, and Know-How concerning Product in the Field, including formulations thereof, or methods of making or using same which have been made, conceived, reduced to practice or generated by its employees, agents, or other persons acting under its authority prior to the Effective Date. As between the Parties, during the Agreement Term, except as otherwise provided in and subject to the terms of this Agreement, (a) Indevus shall have and retain all rights, title and interest in all inventions, discoveries and Know-How relating to Product including formulations thereof, or methods of making or using same, or Improvements thereof, in the Field which are made, conceived, reduced to practice or generated, solely by Indevus’s employees, agents, or other persons acting under its authority (“Indevus Inventions”); (b) Odyssey shall have and retain all rights, title and interest in all inventions, discoveries and Know-How relating to Product including formulations thereof, or methods of making or using same, or Improvements thereof, in the Field which are made, conceived, reduced to practice or generated, singly by Odyssey’s employees, agents, or other persons acting under its authority (“Odyssey Inventions”); and (iii) the Parties shall jointly own all right, title and interest in its interest in all inventions, discoveries and Know-How relating to Product, including formulations thereof, or methods of making or using same, or Improvements thereof, which are made, conceived, reduced to practice or generated jointly by Indevus’s employees, agents, or other persons acting under Indevus’s authority and Odyssey’s employees, agents, or other persons acting under Odyssey’s authority (“Joint Inventions”), subject to the license granted to Odyssey in the Field under this Agreement.

8.2 Maintenance and Prosecution. Indevus shall have the first right to file, prosecute and maintain the Indevus Patent Rights in Indevus’s name, using patent counsel selected by Indevus and shall be responsible for the payment of all patent prosecution and maintenance costs. Indevus agrees to keep Odyssey informed of the course of patent prosecution or other proceedings including by providing Odyssey with copies of office actions received by Indevus from the United States Patent and Trademark Office concerning Indevus Patent Rights. If Indevus elects not to file, prosecute or maintain a patent application or patent included in the Indevus Patent Rights in the Territory, it shall provide Odyssey with no less than forty-five (45) days’ written advance notice sufficient to avoid any loss or forfeiture, and Odyssey shall have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such patent application or patent. Odyssey shall have the first right to file, prosecute and maintain the Odyssey Patent Rights in

Odyssey’s name, using patent counsel selected by Odyssey and shall be responsible for the payment of all patent prosecution and maintenance costs. Odyssey agrees to keep Indevus informed of the course of patent prosecution or other proceedings including by providing Indevus with copies of office actions received by Odyssey from the United States Patent and Trademark Office concerning Odyssey Patent Rights. If Odyssey elects not to file, prosecute or maintain a patent application or patent included in the Odyssey Patent Rights in the Territory, it shall provide Indevus with no less than forty-five (45) days’ written advance notice sufficient to avoid any loss or forfeiture, and Indevus shall have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such patent application or patent. Indevus shall have the first right to file, prosecute and maintain any patent application(s) or patent(s) arising from Joint Inventions and shall be responsible for the payment of all patent prosecution and maintenance costs. Upon Indevus’s request, Odyssey shall reasonably cooperate in the filing, prosecution or maintenance of any such patent application or patent. If Indevus elects not to file, prosecute or maintain any such patent application or patent in any particular country in the Territory, it shall provide Odyssey with no less than forty-five (45) days’ written advance notice sufficient to avoid any loss or forfeiture, and Odyssey shall have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such patent application or patent in such country in Odyssey’s name. The responsible Party under this Section 8.2 shall solicit the other Party’s review of the nature and text of such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and the responsible Party shall take into account the other Party’s reasonable comments related thereto.

8.3 Third Party Infringement.

(a) Each Party shall promptly give the other Party notice of any actual or suspected infringement in the Territory of any patent included in the Indevus Patent Rights, Odyssey Patent Rights, and the Parties’ interests in Joint Inventions (collectively, the “Parties’ Patent Rights”), which comes to such Party’s attention. The Parties will thereafter consult and cooperate to determine a course of action, including, without limitation, the commencement of legal action by any Party.

(b) During the Copromotion Period, Indevus shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Indevus and/or Odyssey, or to control the defense of any declaratory judgment action relating to the Parties’ Patent Rights. Odyssey shall render, at its expense, all assistance reasonably requested in connection with any action taken by Indevus or to prevent such infringement. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Indevus; provided that Indevus shall notsettle any such claim or proceeding in a manner that materially adversely affects Odyssey’s rights under this Agreement or which results in any material monetary payment by or financial loss to Odyssey, without Odyssey’s written consent, which consent shall not be unreasonably withheld.

(c) During the License Period, Odyssey shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Indevus and/or Odyssey, or to control the defense of any declaratory judgment action relating to the Parties’ Patent Rights. Indevus shall render, at its expense, all assistance reasonably requested in connection with any action taken by Odyssey or to prevent such infringement. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Odyssey; provided that Odyssey shall not, settle any such claim or proceeding in a manner that materially adversely affects Indevus’s rights under this Agreement or which results in any material monetary payment by or financial loss to Indevus, without Indevus’s written consent, which consent shall not be unreasonably withheld.

(d) If Indevus or Odyssey elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Subsection 8.3(b) or (c), respectively, and the other Party elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by such other Party and any award of any damages shall be solely retained by such other Party, provided, however, that such other Party shall not enter into any settlement or compromise of any claim relating to the Parties’ Patent Rights licensed hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(e) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request. Any recovery or award obtained by either Party as a result of any such action or settlement shall be shared as follows:

(i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii) the other Party then shall, to the extent possible, recover its reasonably documented costs and expenses (including reasonable outside attorneys’ fees) incurred in connection with the action;

(iii) if Indevus initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by Indevus; and

(iv) if Odyssey initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by Odyssey, except that Indevus shall receive a portion equivalent to the amount it would have received in accordance with the terms of this Agreement if such amount were deemed Net Sales of Odyssey.

8.4 Third Party Intellectual Property.

(a) In the event that a Party becomes aware of any claim that the practice by either Party of Know-How or Patent Rights or manufacture, import, use or sale of Product hereunder infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party.

(b) During the Copromotion Period, Indevus shall have the first right, but not the obligation, to defend any action related to the intellectual property rights of any Third Party or to initiate and prosecute legal action related to the intellectual property rights of any Third Party at its own expense and in the name of Indevus and/or Odyssey. Odyssey shall render, at its expense, all assistance reasonably requested in connection with any action taken by Indevus. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Indevus; provided that Indevus shall not settle any such claim or proceeding in a manner that materially adversely affects Odyssey’s rights under this Agreement or which results in any material monetary payment by or financial loss to Odyssey, without Odyssey’s written consent, which consent shall not be unreasonably withheld.

(c) During the License Period, Odyssey shall have the first right, but not the obligation, to defend any action related to the intellectual property rights of any Third Party or to initiate and prosecute legal action related to the intellectual property rights of any Third Party at its own expense and in the name of Indevus and/or Odyssey. Indevus shall render, at its expense, all assistance reasonably requested in connection with any action taken by Odyssey. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Odyssey; provided that Odyssey shall not settle any such claim or proceeding in a manner that materially adversely affects Indevus’s rights under this Agreement or which results in any material monetary payment by or financial loss to Indevus, without Indevus’s written consent, which consent shall not be unreasonably withheld.

(d) If Indevus or Odyssey elects not to defend an infringement action in any country in the Territory as provided in Subsection 8.4(b) or (c), respectively, and the other Party elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any infringement action defended, shall be borne solely by such other Party and provided further that such other Party shall not enter into any settlement or compromise of any claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

(e) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

8.5 Patent Term Extensions. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by Indevus solely at Indevus’ expense. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, Indevus shall have the right but not the obligation to make the election. If Indevus chooses in its sole discretion not to pursue such patent term extension, then at Odyssey’s request, Indevus, shall authorize Odyssey to act as Indevus’s agent for the purpose of making any application for any extensions of the term of any such Indevus Patent Rights in the Territory and Indevus shall provide all reasonable assistance therefore to Odyssey at Odyssey’s expense.

8.6 Conflict with Certain Existing Agreements. To the extent that Indevus is not authorized under either the Madaus License or the Shire Agreement to grant Odyssey any of the rights set forth in this Article 8 with respect to the filing, prosecution, maintenance and/or enforcement of any of the Indevus Patent Rights, Odyssey’s rights under this Article 8 shall be limited to those which are permitted under such agreements in a manner to effectuate, to the greatest extent, the intent and purposes of this Article 8.

ARTICLE 9

TRADEMARK MATTERS

9.1 General. It is the intent of the Parties to use the SANCTURA Trademark on and in connection with the marketing, sale, advertising and/or Promotion of Products in the Field in the Territory. No later than the Trademark Assignment Date, Indevus shall assign to Odyssey its right, title and interest in (i) the SANCTURA Trademark and all domain names and other trademark rights related to the SANCTURA Trademark, and (ii) the trademarks [*]and all domain names and other trademark rights related to such trademarks, each of which trademarks Indevus has applied to register in the U.S. Patent and Trademark Office, subject to the rights granted to Indevus in this Agreement, and provided that neither the [*] trademark shall be used by Odyssey in connection with the Promotion of any product in the Territory. After such assignment, Odyssey shall hold all right, title and interest in and to such Trademarks (subject to the rights granted to Indevus herein). Odyssey or its Affiliates consent to the use by Indevus or its Affiliates of the SANCTURA Trademark and any other Trademarks in connection with the performance of Indevus’s or its Affiliate’s obligations and in connection with the programs and materials developed by Indevus pursuant to this Agreement.

9.2 Maintenance. Odyssey shall maintain all registrations of the Trademarks in the Territory. If necessary to permit Indevus to use the Trademarks, Odyssey shall make application to register Indevus as a permitted user or registered user of the Trademarks.

9.3 Use of Trademark. All packaging materials, package inserts, labels, labeling, and marketing, sales, advertising and Promotional Materials relating to Product distributed in the Territory shall properly display the Trademark notice in the form and style and with a placement determined by the Marketing Committee.

[*]	CONFIDENTIAL TREATMENT REQUESTED

9.4 Enforcement. Odyssey and Indevus shall cooperate with each other and use reasonable efforts to protect the Trademarks from infringement by Third Parties. Without limiting the foregoing, each Party shall promptly notify the other party of any known, threatened or suspected infringement, imitation or unauthorized use of or unfair competition relating to the Trademarks. Odyssey shall have the first right to determine in its discretion whether to and to what extent to institute, prosecute and/or defend any action or proceedings involving or affecting any rights relating to the Trademarks in the Territory. Upon Odyssey’s reasonable request, Indevus shall cooperate with and assist Odyssey in any of Odyssey’s enforcement efforts with respect to the Trademarks in the Territory. If Odyssey determines not to take action against any actual or suspected infringement of the Trademark in the Territory within sixty (60) days after having become aware of such infringement, then Indevus shall have the right, but not the obligation, to bring or assume control of any action against the allegedly infringing Third Party as Indevus determines may be necessary in its sole discretion. In the event that Indevus brings or assumes control of any such action, then Odyssey agrees to reasonably assist Indevus in connection therewith. The Parties shall share equally in all costs and expenses reasonably incurred by either of them in connection with any such action, and, following each Party’s recovery of its respective costs and expenses, the Parties will share equally in all money damages, if any, recovered in connection with such action.

9.5 Avoidance of Confusion. Neither Indevus nor Odyssey, nor any of their Affiliates, shall market, promote, sell and/or distribute in the Territory, or authorize or permit another to market, promote, sell and/or distribute in the Territory, any product other than Product under the Trademarks or any confusingly similar trademark. Indevus and its Affiliates shall not, directly or indirectly, contest the validity of or Odyssey’s rights in the Trademarks in the Territory or assist any Third Party in doing so. In the event that actual confusion should arise, or either Party reasonably believes that a likelihood of confusion may arise, in connection with the Parties’ respective uses of the Trademarks in the Territory, the Parties will fully cooperate in an effort to eliminate such confusion and to avoid the possibility of such a likelihood of confusion.

ARTICLE 10

ADVERSE EXPERIENCES

10.1 The Development Committee shall establish operating procedures to report Adverse Experiences to the FDA in accordance with applicable Laws. Such operating procedures shall include any measures necessary for each Party to fully comply with such Laws as apply to such Party. The Parties agree to implement, no later than thirty (30) days prior to the Launch Date, a separate agreement concerning responsibilities and case exchange. In any event, each Party shall notify the other Party within twenty-four (24) hours of any Serious Adverse Experience. The agreed procedures will be reviewed jointly on a regular basis or when there is a change in regulations governing Adverse Experience reporting. Indevus shall be responsible for the timely filing with the FDA of all Adverse Experience reports. The Adverse Experience procedures utilized in the preparation and filing of such reports will incorporate the provisions set forth in Section 10.2. Indevus shall promptly provide copies of all such reports, analyses, summaries and all submissions to the FDA or other governmental agency to Odyssey.

10.2 Odyssey’s central safety department shall establish and maintain a toll-free phone number for patients, physicians and others to report Adverse Experiences to a Third Party contractor. The costs of such reporting and of all services provided by such Third Party contractor in connection with Adverse Experiences hereunder shall be borne by Odyssey. As of the Effective Date, the Parties anticipate that such Third Party contractor will timely collect reasonable information about the Adverse Experiences, initiate and conduct reasonably required investigations, interact with Indevus if physical or other testing of Product appears to be reasonably required, determine the nature of the Adverse Experience based on data and reports it has obtained, and issue any reports, analyses, or summaries of its activities as may be required by applicable Laws and Indevus, including, without limitation, providing to Indevus on a timely basis such reports which, in form and substance, are necessary and appropriate for Indevus to file such periodic reports on a timely basis with the FDA. Copies of all such reports, including reports filed by Indevus with the FDA, will be promptly provided to Odyssey.

10.3 All safety related reports and correspondence shall be addressed to, for Odyssey: Safety Director, Odyssey Pharmaceuticals, Inc. (fax number 973-599-5796; telephone number 973-386-5566), and for Indevus: Executive Vice President, Research and Development, Indevus Pharmaceuticals, Inc., 99 Hayden Avenue, Lexington, MA 02421 (facsimile number 781-863-2564; telephone number 781-402-3444), or such other safety representative as may be designated by Odyssey for Odyssey or by Indevus for Indevus.

10.4 A representative of each Party shall be entitled to attend in person or by telephone conference, and to receive on a timely basis any written minutes of, any internal safety review meetings relating to Product held by the other Party or by the other Party’s Affiliate. Each Party shall provide the other Party with reasonable advance notice of the date, time and location of such meetings.

10.5 In the event Odyssey shall desire to appoint a Third Party contractor to collect and report Adverse Experiences, Odyssey shall notify Indevus of such contractor in writing and Indevus shall have the right to review and consent to such contractor. The Parties shall have the right to audit any such Third Party Contractor.

10.6 Notwithstanding anything in this Article 10 to the contrary, Indevus shall have the right to conduct any investigations required under Law(s), and to communicate with the FDA regarding the results of those investigations, regarding Product and Product quality; provided, however, that upon Indevus’s request, Odyssey shall provide reasonable assistance and cooperation in connection with any such investigations.

ARTICLE 11

CONFIDENTIALITY AND PUBLICITY

11.1 Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the term of this Agreement and for a period of ten years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

(b) is or becomes properly in the public domain or knowledge without breach by either Party;

(c) is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

11.2 Permitted Disclosure of Proprietary Information. Notwithstanding Section 11.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a) to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the FDA;

(b) by Odyssey to its agents, consultants or Affiliates for the development and/or marketing of Product or to otherwise enable Odyssey to fulfill its obligations and responsibilities under this Agreement, on the condition that such Third Parties agree to be bound by confidentiality obligations consistent with this Agreement; or

(c) if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations.

11.3 Disclosure of Agreement. Without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the SEC, other governmental authority or securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority or securities exchange, and may distribute any such filing in the ordinary course of its business, provided, further, that to the maximum extent allowable by the rules and regulations of the SEC, other governmental authority, or securities exchange, and except as required by applicable Laws, Indevus and Odyssey shall seek to redact any confidential information set forth in such filings, and each Party shall provide a draft of the redacted version of this Agreement to the other Party no less than five (5) Business Days prior to filing with the SEC, other governmental authority, or securities exchange, and give reasonable consideration to the other Party’s comments regarding any proposed redaction.

11.4 Publications. Indevus and Odyssey each acknowledge the other Party’s interest in publishing its results related to the Product to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Accordingly, neither Party shall submit for written or oral publication any manuscript, abstract or the like relating to Product without the prior approval of the other Party. Any Party proposing to submit such publication shall deliver the proposed publication or an outline of the oral disclosure at least ten (10) Business Days prior to planned submission or presentation (twenty-four (24) hours for a meeting abstract). At the reasonable request of the other Party, the submission of such publication may be delayed such that any issues of patent protection may be addressed. In the absence of any such request, upon expiration of the applicable period referred to in this Section 11.4 the publishing Party shall be free to proceed with the publication or presentation. If the other Party requests modifications to the publication, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation. The contribution of each Party, if any, shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

11.5 Other Public Statements.

(a) Odyssey and Indevus shall each ensure that no claims or representations in respect of Product or the characteristics thereof are made by or on behalf of itself (by members of its respective Sales Force or otherwise) that have not been approved by the Development Committee or the Marketing Committee, or that are not consistent with the Promotion Plan and with applicable Law.

(b) Except as set forth in this Agreement or as required by law, neither Party shall make any press release or other public announcement or other disclosure to a Third Party concerning the existence of or terms of this Agreement or relating to Product without the prior written consent of the other Party, which consent shall include agreement upon the nature and text of such announcement or disclosure and shall not be unreasonably withheld. Each Party agrees to provide to the other Party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall have the right to expeditiously (but in any event within forty-eight (48) hours of receipt) review and recommend changes to any press release or announcement regarding this Agreement or the subject matter of this Agreement; provided, however that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to Product since the date of the previous disclosure.

ARTICLE 12

TERM AND TERMINATION

12.1 Term and Expiration.

(a) Agreement Term. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 12.2 below, shall extend for a period (the “Agreement Term”) which shall expire on the later of (i) the twelfth (12th) anniversary of the Launch Date of Trospium Twice-Daily or (ii) the expiration of the last to expire patent included in the Indevus Patent Rights covering Trospium Once-Daily, provided, however, that with respect to Trospium Once-Daily, the Agreement shall be subject to [*]. The Agreement Term includes the Copromotion Period and, subject to the provisions of Section 12.1 (b), the License Period.

(b) Copromotion Period; License Period. The Copromotion Period shall commence as of the date of FDA Approval of Trospium Twice-Daily (or such other date to which the Parties may mutually agree) and, unless terminated earlier pursuant to the next sentence, the Copromotion Period shall continue in effect until expiration of the Agreement Term. Either Party may terminate the Copromotion Period at any time by providing not less than sixty (60) days written notice to the other Party, provided, however, that (i) no termination of the Copromotion Period shall be effective prior to the six month anniversary of the date of FDA Approval of Trospium Twice-Daily; and (ii) on the day immediately following the effectiveness of any termination of the Copromotion Period under this Section 12.1 (b), the License Period shall commence and, unless the Agreement Term is terminated earlier pursuant to Section 12.2, the License Period shall continue in effect until expiration of the Agreement Term.

12.2 Early Termination.

(a) In the event that FDA Approval of Trospium Twice-Daily has not been obtained as of December 31, 2004, either Party shall have the right to request renegotiation of the terms and conditions of this Agreement on or before January 7, 2005. In the event that renegotiation is requested by either Party and the Parties do not reach agreement regarding alternative terms and conditions prior to January 31, 2005, Odyssey may terminate this Agreement, without penalty or any further payment of any kind (except for obligations accruing prior to such termination), immediately upon written notice to Indevus prior to February 2, 2005. In the event of termination pursuant to this sub-Section 12.2(a), neither Party shall have any further obligations to the other Party.

[*]	CONFIDENTIAL TREATMENT REQUESTED

(b) In the event that FDA Approval of Trospium Once-Daily has been obtained as of [*], and Odyssey does not pay the milestone set forth in Section 6.2(d), Indevus may terminate this Agreement solely with respect to Trospium Once-Daily without Odyssey suffering a penalty to Indevus of any kind or being required to make any further payments to Indevus of any kind with respect to Trospium Once-Daily, except to the extent accrued as of the termination date. In the event of termination pursuant to this sub-Section 12.2(b), Odyssey shall have no further rights to Trospium Once-Daily and neither Party shall have any further obligations to the other Party with respect to Trospium Once-Daily.

(c) Either Party may, without prejudice to any other remedies available to it under this Agreement or at law or in equity, terminate this Agreement prior to expiration of the Agreement Term in the event that the other Party (or, if applicable, Parent) (as used in this subsection, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and has not cured such breach within (i) thirty (30) days in case the breach is a non-payment of any amount due under this Agreement (which shall be deemed a material breach of a material obligation) and (ii) sixty (60) days for other cases of breach, in each case after notice requesting cure of the breach, (or, if such default cannot be cured within such 60-day period, if the Breaching Party does not commence and diligently continue actions to cure such default during such 60-day period). The termination shall become effective at the end of the (i) thirty (30) day period in case the breach is a non-payment of any amount due under this Agreement if the Breaching Party has not cured such breach by such date, or (ii) for other cases of breach, sixty (60) day period unless (a) the Breaching Party cures such breach during such sixty (60) day period, or (b) if such breach is not susceptible to cure within such sixty (60) day period, the Breaching Party has commenced and is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may not be terminated unless the Breaching Party fails use its best commercially reasonable efforts to prevent a similar subsequent breach). The right of either Indevus or Odyssey to terminate this Agreement as provided in this Section 12.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous breach or default.

(d) Either Party may, without prejudice to any other remedies available to it under this Agreement or at law or in equity, terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

(e) Without prejudice to any other remedies available to it under this Agreement or at law or in equity, Indevus may (i) terminate this Agreement on thirty (30) days written notice to Odyssey if Odyssey, after having launched a Product, discontinues commercial sale of the Product for a period of three months or more for reasons unrelated

[*]	CONFIDENTIAL TREATMENT REQUESTED

to Force Majeure, regulatory or safety issues or manufacturing or Product quality issues, and subsequently fails to resume sales of Product within 30 days of having been notified in writing of such failure by Indevus; and (ii) on thirty (30) days written notice to Odyssey, terminate this Agreement solely with respect to Trospium Once-Daily if Odyssey does not launch Trospium Once-Daily in the United States within one hundred and eighty (180) days after FDA Approval of Trospium Once-Daily, or such other date to which the Parties may mutually agree.

12.3 Rights not Affected. All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Odyssey and Indevus shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy or reorganization case by or against a Party under the Bankruptcy Code, the other Party shall be entitled to all applicable rights under Section 365 (including 365(n)) of the Bankruptcy Code. Upon rejection of this Agreement by a Party or a trustee in bankruptcy for such Party, pursuant to Section 365(n), the other Party may elect (i) to treat this Agreement as terminated by such rejection or (ii) to retain its rights (including any right to enforce any exclusivity provision of this Agreement) to intellectual property (including any embodiment of such intellectual property) under this Agreement and under any agreement supplementary to this Agreement for the duration of this Agreement and any period for which this Agreement could have been extended by such other Party, subject, however, to the continued payment of all amounts owing under this Agreement, all of which amounts shall be deemed to be royalties for purposes of Section 365(n) of the Bankruptcy Code. Upon written request to the trustee in bankruptcy or bankrupt Party, the trustee or Party, as applicable, shall (i) provide to the other Party any intellectual property, including all Indevus Intellectual Property (including any embodiment of such intellectual property) held by the trustee or the bankrupt Party and shall provide to the other Party a complete duplicate of (or complete access to, as appropriate) any such intellectual property including all Indevus Intellectual Property and all embodiments of such intellectual property and (ii) not interfere with the rights of the other Party to such intellectual property as provided in this Agreement or any agreement supplementary to this Agreement, including any right to obtain such intellectual property (or such embodiment or duplicates thereof) from a Third Party.

12.4 Effect of Expiration or Termination.

(a) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including without limitation all accrued payment obligations arising under Section 6 hereof. Subject to the payment of all amounts required hereunder, Odyssey and its Affiliates shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand or in process of manufacture; provided, however, that in the event the Agreement is terminated and Odyssey no longer has the right to sell Product in the Territory, Odyssey shall return to Indevus any Product or Compound that has not been sold or used within six months following termination and Indevus shall reimburse

Odyssey Odyssey’s procurement costs related to such Product or Compound. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article 11 and Article 13 shall survive the expiration or termination of this Agreement and shall continue in effect for [*] years from the date of expiration or termination. In addition, any other provisions required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

(b) In the event of termination of this Agreement (or, if applicable, termination with respect to Trospium Once-Daily) pursuant to this Article 12, the following shall also be applicable: (i) Odyssey shall promptly transfer and return to Indevus copies of all data, reports, records and materials in Odyssey’s possession or control that relate to the Products (or, if the termination is with respect to Trospium Once-Daily, that relate to Trospium Once-Daily) and return to Indevus all relevant records and materials in Odyssey’s possession or control containing Proprietary Information of Indevus (provided that Odyssey may keep one copy of such Proprietary Information of Indevus for archival purposes only) and Odyssey shall transfer to Indevus ownership of any regulatory filings made or filed for Product (or, if the termination is with respect to Trospium Once-Daily, that relate to Trospium Once-Daily) by Odyssey or its designees; and (ii) Indevus shall promptly return to Odyssey all relevant records and materials in Indevus’s possession or control containing Proprietary Information of Odyssey (provided that Indevus may keep one copy of such Proprietary Information of Odyssey for archival purposes only).

(c) Upon expiration of this Agreement, all rights and licenses granted to Odyssey hereunder with respect to the Indevus Intellectual Property shall be deemed fully paid up and shall survive such expiration and Odyssey shall be relieved of any obligation to pay Indevus any royalties or other fees hereunder except those that accrued prior to the date of expiration.

ARTICLE 13

INDEMNIFICATION AND INSURANCE

13.1 Indemnity. For purposes of this Article 13, “Indevus Indemnified Parties” refers to Indevus, its Affiliates and the officers, directors, employees, shareholders, agents and successors and assigns of Indevus and its Affiliates, and “Odyssey Indemnified Parties” refers to Odyssey, its Affiliates and officers, directors, employees, shareholders, agents and successors and assigns of Odyssey and its Affiliates.

13.2 Odyssey Indemnification. Odyssey shall defend the Indevus Indemnified Parties from and against all suits, claims, actions, demands, complaints, lawsuits or other

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proceedings (other than Product Liability Claims, which are covered in Section 13.7), (collectively, “Claims”), that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by law the Indevus Indemnified Parties from and against any and all Losses, that arise out of or are attributable to, (i) the Promotion, marketing, advertising, importation, offer for sale, or sale of Product in the Territory by or through Odyssey or its Affiliates, or any of their respective employees, agents, contractors, representatives or other persons or entities working on their behalf; (ii) Odyssey’s negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; (iii) a material breach by Odyssey of any of its obligations, representations, warranties or covenants under this Agreement; or (iv) any failure by Odyssey to comply with the Promotion Plan, including any failure to comply with the PDMA; provided, however, that Odyssey shall not be obligated under this Section 13.2, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of the negligence or wrongdoing on the part of Indevus.

13.3 Indevus Indemnification. Indevus shall defend the Odyssey Indemnified Parties from and against all Claims, in each case that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by law the Odyssey Indemnified Parties from and against any and all Losses that arise out of such Claims that are attributable to, (i) Indevus’s negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; (ii) a material breach by Indevus of any of its obligations, representations, warranties or covenants under this Agreement; or (iii) any failure by Indevus to comply with the Promotion Plan, including any failure to comply with the PDMA; provided, however, that Indevus shall not be obligated under this Section 13.3, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of the negligence or wrongdoing on the part of Odyssey.

13.4 Indemnification Procedure

(a) Each Party shall promptly notify the other Party in writing of any Claim. Concurrent with the provision of notice pursuant to this section, the Indemnified Party shall provide to the other Party copies of any complaint, summons, praecipe, subpoena or other court filings or correspondence related to such Claim and will give such other information with respect thereto as the other Party shall reasonably request. The Indemnifying Party and Indemnified Party shall meet to discuss how to respond to such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure materially prejudices the defense of any matter. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the Indemnified Parties including, without limitation, making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

(b) Should either Party dispute that any Claim or portion of a Claim (“Disputed Claim”) of which it receives notice pursuant to Section 13.4 (a), is an indemnified Claim, it shall so notify the other Party providing written notice in sufficient time to permit such other Party to retain counsel and timely appear, answer and/or move in any such action. In such event, such other Party shall defend against such Claim; provided, however, that such other Party shall not settle any Claim which it contends is an indemnified Claim without providing the Indemnifying Party ten (10) Business Days’ notice prior to any such settlement and an opportunity to assume the defense and indemnification of such Claim pursuant to this Agreement. If it is determined that a Disputed Claim is subject to indemnification, the Indemnifying Party will reimburse the costs and expenses, including reasonable attorneys’ fees, of the Indemnified Party.

13.5 Defense of Claims.

(a) Indevus shall undertake the defense of any Claims not subject to indemnification by Odyssey under this Article 13 (provided that if Indevus declines or fails to assume such role, Odyssey shall be entitled to assume such role), provided, however, that Odyssey shall reimburse Indevus for fifty percent (50%) of defense costs, including reasonable fees of attorneys, accountants or other experts retained by Indevus, as incurred. Odyssey shall have the right to participate in the defense of any such Claim utilizing attorneys of its choice, at its own expense. Odyssey shall have a reasonable opportunity to participate in decision-making with respect to the strategy of such defense, and the Parties shall reasonably cooperate with each other in connection with the implementation thereof. Indevus shall keep any counsel selected by Odyssey reasonably informed of the status and progress of the defense and shall consult with any counsel selected by Odyssey on all material aspects of the defense, including, without limitation, settlement, of such Claim, provided, however, that Indevus shall have exclusive control of the defense of any Claim for which an Odyssey Indemnified Party seeks indemnification from Indevus under Section 13.3.

(b) Notwithstanding anything to the contrary contained herein, (i) any Odyssey Indemnified Party shall be entitled to assume the defense of any Claim with respect to such Odyssey Indemnified Party, upon written notice to Indevus pursuant to this Article 13, in which case Indevus shall be relieved of liability under Section 13.3 for such Claim; and (ii) in the event of a Claim brought against one Party containing allegations of liability based on such Party’s exercise or performing, or failure to exercise or perform any of its rights or obligations under this Agreement, such Party shall control and bear financial responsibility for its own defense, unless the other Party agrees to control and bear financial responsibility of such defense and Claim.

13.6 Settlement of Indemnified Claims. The Indemnifying Party under Section 13.2 or 13.3, as applicable, shall have the sole authority to settle any Indemnified Claim without the consent of the other Party, provided, however, that an Indemnifying Party shall not, without the written consent of the other Party, as part of any settlement or compromise (i) admit to liability on the part of the other Party; (ii) agree to an injunction against the other Party; or (iii) settle any matter in a manner that separately apportions fault to the other Party. The Parties further agree that as part of the settlement of any Indemnified Claim, an Indemnifying Party shall obtain a full, complete and unconditional release from the claimant on behalf of the Indemnified Parties.

13.7 Product Liability Claims. Other than Claims for which either Party is obligated to indemnify the other Party under Section 13.2 or 13.3, the following shall apply to Losses arising out of or resulting from any Product Liability Claim, regardless of legal theory.

(a) Each Party shall give the other prompt written notice of any Product Liability Claim, but failure to provide such prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure materially prejudices the defense of any matter. With respect to each Product Liability Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of the commencement of or assertion of such Product Liability Claim (or such lesser period of time as may be required to properly respond to such Product Liability Claim) which Party shall undertake the defense thereof. Should the Parties be unable to agree on who shall undertake the defense of any Product Liability Claim, Odyssey shall be entitled to assume such role, provided, however, that absent an agreement by the Parties to the contrary, Indevus shall reimburse Odyssey for [*] of defense costs, including reasonable fees of attorneys, accountants or other experts retained by Odyssey, as incurred, and if Odyssey declines or fails to assume such role, Indevus shall be entitled to assume such role and Odyssey shall reimburse Indevus for [*] of defense costs, including reasonable fees of attorneys, accountants or other experts retained by Indevus, as incurred.

(b) The Party undertaking the defense of any Product Liability Claim (the “Controlling Party”) shall consult with the other Party on all material aspects of the defense, including, without limitation, settlement of such Product Liability Claim, and the other Party shall have a reasonable opportunity to participate in decision-making with respect to the strategy of such defense, and the Parties shall reasonably cooperate with each other in connection with the implementation thereof. The non-Controlling Party shall also have the right to participate in the defense of any Product Liability Claim utilizing attorneys of its choice, at its own expense. In furtherance of the Parties’ cooperation, the Controlling Party will consult with the other Party regarding strategic decisions, including, without limitation, the retention of counsel for defense of any Product Liability Claim. The Controlling Party will otherwise keep the other Party reasonably informed of the status and progress of the defense and any settlement discussions concerning each Product Liability Claim, and the Parties shall provide each other with all reasonably requested assistance and will reasonably cooperate with each other in connection therewith. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the Indemnified Parties including, without limitation, making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

(c) The Parties shall negotiate in good faith to enter into a joint defense agreement as soon as reasonably practicable after the commencement of any Product Liability Claim which agreement shall, among other things, (i) establish procedures to allocate between the Parties the responsibility for Losses arising out of or resulting from Product Liability Claims (giving effect to, among other factors, the nature of the Product Liability

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Claim and the relative rights, interests and obligations of the Parties under this Agreement); (ii) establish procedures as are reasonably necessary to permit the Parties to reconcile their actual payments for such Losses with their allocable share of responsibility for such Losses on a quarterly basis; and (iii) provide for procedures with respect to any settlement of a Product Liability Claim, provided, however, that (x) to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Product Liability Claim that the Losses resulting from such Product Liability Claim resulted from the manufacture of Product by or through Indevus or its Affiliates or any of their respective employees, agents, contractors, representatives or other persons or entities working on their behalf, then Indevus shall bear financial responsibility for such Losses, unless Odyssey agrees to control and bear financial responsibility of such defense and Product Liability Claim; (y) to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Product Liability Claim that the Losses resulting from such Product Liability Claim resulted from the manufacture of Product by or through Odyssey or its Affiliates or any of their respective employees, agents, contractors, representatives or other persons or entities working on their behalf, then Odyssey shall bear financial responsibility for such Losses, unless Indevus agrees to control and bear financial responsibility of such defense and Product Liability Claim; and (z) if the Parties are unable to agree to a mutually acceptable joint defense agreement, the matter shall be submitted to binding arbitration for resolution.

(d) Product Liability Claims shall be governed exclusively by the provisions of this Section 13.7 and, except in accordance with this Section 13.7, neither Party shall seek from the other Party any indemnity or other recovery on account of any such Product Liability Claims; provided, however, that nothing in this Section 13.7 shall limit either Party’s liability to the other Party for damages on account of any breach by such Party of its representations, warranties, covenants or agreements under this Agreement.

13.8 Insurance. Each Party shall maintain, commencing as of the Launch Date and for a period of three (3) years after any expiration of termination of this Agreement, a Commercial General Liability Insurance policy or policies (including coverage for Product Liability, Contractual Liability, Bodily Injury, Property Damage and Personal Injury), with minimum limits of $[*] per occurrence and in the aggregate. Such insurance shall insure against all liability arising out of the manufacture, use, sale, distribution, or marketing of Product in the Territory. During the Agreement Term, each Party shall not permit such insurance to be reduced (other than by payment of Claims), expired or canceled without reasonable prior written notice to the other Party. Upon request each Party shall provide Certificates of Insurance to the other Party evidencing the coverage specified herein. Except as expressly stated herein, a Party’s liability to the other is in no way limited to the extent of the Party’s insurance coverage. The Parties agree that neither Party shall be deemed to be an additional insured under the terms of their respective insurance policies. The Parties further agree that neither Party shall be deemed to be an additional insured vendor under such policies.

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ARTICLE 14

ORDERS AND SUPPLY

14.1 Orders and Terms of Sale. Odyssey shall have the sole right to (i) receive, accept and fill orders for Product, (ii) control invoicing, order processing and collection of accounts receivable for Product sales, and (iii) book all Net Sales and record Product sales in its books of account. Odyssey shall have the sole right and responsibility for establishing and modifying the commercial terms and conditions with respect to the sale and distribution of Product including, without limitation, matters such as the price at which Product will be sold and whether any discounts, rebates or other deductions should be made, paid or allowed, it being understood that certain of such matters shall be incorporated in the Promotion Plan developed pursuant to Section 5.2, and that the decision as to such matters shall not affect the definition of Net Sales in this Agreement. Odyssey shall notify Indevus in writing of such changes at the time such information is made public which time shall be the same time as Odyssey notifies its Sales Force.

14.2 Misdirected Orders. Except in the event specifically authorized in writing to do so by Odyssey, (i) Indevus will not accept or fill purchase orders for Product and will not process billing or returns with respect to Product (and in any event Indevus shall have no obligation to do so); and (ii) at no time shall Indevus have any power or authority to accept or reject orders on behalf of Odyssey. If, for any reason, Indevus receives orders for Product, Indevus shall forward such orders to Odyssey (or if directed by Odyssey to Odyssey’s wholesalers) promptly, for acceptance or rejection.

14.3 Product Returns. If any quantities of Product are returned to Indevus, Indevus shall notify Odyssey as soon as practicable and ship them to the facility designated by Odyssey, with any reasonable or authorized shipping or other documented direct cost to be paid by Odyssey. Indevus, at its option, may advise the customer who made the return that such product should have been returned to Odyssey, but shall take no other steps in respect of any return without the consent of Odyssey.

14.4 Supply Obligations. Subject to the terms and conditions of this Agreement, Indevus (or its designees) shall supply all requirements of Finished Product and Samples for use in the Territory and Odyssey shall purchase from Indevus all of such requirements. In addition to the provisions of this Article 14, the Parties agree that further provisions and commercially reasonable terms relating to the supply by Indevus to Odyssey of Trospium Once-Daily, including provisions for forecasts and orders and for second source of supply, shall be negotiated in good faith and set forth in an amendment to this Agreement or a new supply agreement between the Parties. The Parties acknowledge and agree that, Indevus intends to obtain Finished Product and Samples through contractual arrangements with Madaus under the Madaus Supply Agreement with respect to bulk product in final tablet form and with another Third Party Manufacturer with respect to packaged Finished Product. Odyssey shall place orders for the requirements of its Affiliates, and either have Indevus ship directly to such Affiliates or to Odyssey for its reshipment to such Affiliates. The Steering Committee will discuss and address any issues resulting from the failure to meet the requirements of this Section 14.4.

14.5 Forecasts. The total quantity of Finished Product and Samples forecasted for any period specified below shall be the “Annual Forecast Amount”.

(a) Launch Period; Launch Quantities. Within three (3) months prior to the anticipated Launch Date of each of Trospium Twice-Daily and Trospium Once-Daily, Odyssey shall provide Indevus with a three year forecast (broken down by Calendar Quarter for the Launch Period) of Odyssey’s estimated requirements of the applicable Finished Product and Samples, provided, however, that Odyssey acknowledges and agrees that the forecast to be furnished to Indevus hereunder shall be consistent with the forecast which Indevus has submitted to Madaus, a copy of which has been furnished to Odyssey. Subject to the provisions of subsection (c) below, the Annual Purchased Amount for the Launch Period shall be at least [*] percent ([*]%) of the Annual Forecast Amount for the Launch Period. For the Launch Period, (A) quantities of Finished Product ordered for delivery in advance of the Launch Date shall be included in the Annual Purchased Amount for Launch Period; and (B) Odyssey shall on a quarterly basis update and, if necessary, revise the Annual Forecast Amount, provided that such revisions shall not alter or effect the [*] percent ([*]%) requirement of the initial Launch Period forecast. Within 10 days after the Effective Date with regard to Trospium Twice-Daily, and within [*] days prior to anticipated FDA Approval with regard to Trospium Once-Daily, the Parties shall discuss and agree upon the manufacture and purchase of specific quantities of Finished Product and Samples for launch of such Product in the United States and such quantities shall be ordered by Odyssey pursuant to firm purchase orders not later than [*] days prior to the anticipated Launch Date (the “Launch Quantities”), provided, however, that Odyssey acknowledges and agrees that the amount of Launch Quantities to be ordered by Odyssey hereunder for Trospium Twice-Daily shall be consistent with the launch quantities which Indevus has ordered from Madaus, a copy of which has been furnished to Odyssey.

(b) Subsequent Years. For all years during the Agreement Term subsequent to the Launch Period (“Subsequent Years”), Odyssey shall provide Indevus with a non binding rolling three year forecast (broken down by month for the initial 12 months of each such forecast). Except for the first 12 months of such three year forecast, it will not be binding in any way. Each forecast shall update the forecast on a rolling monthly basis, and shall supercede any previous forecast of the Annual Forecast Amount for each of such Subsequent Years, except that it shall not alter or effect the [*] percent ([*]%) minimum purchase requirement of earlier forecasts for any particular Subsequent Year. Accordingly, the Annual Purchased Amount for any Subsequent Year shall be at least [*]% of the Annual Forecast Amount set forth in the initial Odyssey forecast for such Subsequent Year.

(c) Minimum Supply Fee. In the event that the Annual Purchased Amount in any 12 month period does not equal or exceed [*]% of the Annual Forecast Amount set forth in the initial forecast for such 12 month period, Odyssey shall reimburse Indevus for any Minimum Supply Fees paid by Indevus pursuant to Section 4.1(c) of the Madaus Supply Agreement. The Parties shall cooperate in good faith to minimize the Minimum Supply Fee.

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14.6 Firm Orders. Odyssey shall provide Indevus with purchase orders on the standard purchase order forms of Odyssey of its requirements of Finished Product and Samples under this Agreement at least ninety (90) days before it requires each delivery during the Launch Period and one hundred twenty (120) days before it requires each delivery for each Subsequent Year, specifying the required delivery date in each purchase order and specifying the quantity of Finished Product and the quantity of Samples requested. Indevus will promptly confirm receipt and acceptance of each such purchase order. Indevus shall use Commercially Reasonable Efforts to fulfill orders made hereunder by delivering the Finished Product or Samples ordered on or prior to the specified delivery date. The terms of the purchase orders shall conform to the terms of this Agreement. Odyssey’s firm orders for Finished Product and Samples shall be in ordinary production batch quantities, to be discussed and agreed to.

14.7 Delivery. All Finished Product to be delivered pursuant to this Agreement shall be delivered in accordance with this Section 14.7, and the Specifications as described in Schedule 1.95-Current Specifications (as such Specifications may be modified in the NDA or any supplement to the NDA) and suitably packed for shipment, and marked for shipment to the final destination point indicated in Odyssey’s purchase order. The shipping packaging used in connection with deliveries of Finished Product shall be in accordance with cGMP with respect to protection of the Finished Product during transportation, taking into consideration the mode(s) of transport Odyssey has elected to use for each such shipment, the final destination point of each such shipment and reasonable expectations as to shipment time duration and possible delays associated therewith. Indevus will deliver or cause to be delivered all Finished Product and Samples to the carrier nominated by Odyssey at a point selected by Indevus. If Odyssey nominates a Third Party other than a carrier to receive the Finished Product, Indevus shall be deemed to have fulfilled its obligation to deliver the Finished Product when the Finished Product is delivered to that Third Party at a point selected by Indevus. Title and risk of loss shall transfer to Odyssey upon delivery, F.O.B. to the carrier or Third Party designated by Odyssey.

14.8 Purchase Price.

(a) Odyssey shall purchase all Finished Product and Samples supplied by Indevus to Odyssey pursuant to this Article 14 at a purchase price equal to the Product Procurement Cost. For purchase orders and invoices during any particular year, the Product Procurement Cost shall be calculated on a cumulative basis based on the total quantity of Finished Product and Samples purchased during that year up to and including Finished Product and Samples purchased under the purchase order for which the calculation is being made, provided, however, that within thirty (30) days after the end of the Launch Period and each Subsequent Year during the term of this Agreement, Odyssey shall provide to Indevus an analysis of the actual quantity of Samples distributed during the preceding year and a reconciliation, if necessary, of payments or refunds due under this Section 14.8, based on a year-end calculation of the quantity of Samples purchased for that year as a percentage of the Annual Purchased Amount for that year.

(b) Indevus shall submit invoices to Odyssey for Finished Product and Samples promptly after delivery to the carrier or Third Party designated by Odyssey under Section 14.8 (a). Payments shall be made by Odyssey within thirty (30) days after Odyssey’s receipt of the invoice or, for amounts in dispute pursuant to Section 14.10 (d), within ten (10) days from the date the dispute is resolved. All relevant terms of Section 6 with respect to payments to Indevus hereunder shall apply to the payment of invoices for the supply of Finished Product and Samples. Payments hereunder shall be in United States dollars.

14.9 Conformity; Specifications; Quality Control.

(a) All quantities of Finished Product supplied pursuant to this Article 14 will conform in all material respects to the Specifications. Changes to the Specifications shall be made only by Indevus. Indevus shall provide Odyssey with notice of any such changes as soon as practicable.

(b) Indevus shall conduct, or cause to be conducted, quality control testing of Finished Product prior to shipment, in accordance with the Specifications as are in effect from time to time and such other quality control testing procedures adopted by Indevus from time to time. Each shipment of Finished Product hereunder shall be accompanied by a certificate of analysis for each lot of Finished Product therein as well as such other documentation as is necessary or appropriate.

(c) Each Party shall have the right, at reasonable times and upon reasonable notice, to inspect and audit all facilities at which Finished Product is manufactured and quality control tested pursuant to this Article 14 for compliance with cGMP, subject to Indevus’s existing agreements with Third Party Manufacturers.

(d) The Parties agree to negotiate in good faith to enter into a mutually agreeable quality control agreement relating to the supply by Indevus to Odyssey under this Agreement of Finished Product.

14.10 Inspection; Non-conformance.

(a) Inspection Upon Delivery. Upon receipt of the Finished Product in any shipment, Odyssey or its designee may inspect such Finished Product and assay samples thereof. If Odyssey finds that any Finished Product delivered to Odyssey hereunder fails to meet Specifications upon delivery to Odyssey, then Odyssey shall provide Indevus with a written notice (the “Non-conformance Notice”) within two (2) days of determination of non-conformance and within thirty (30) days of receipt of such Finished Product by Odyssey. Odyssey shall retain the Finished Product claimed to be non-conforming and Indevus or its designee shall have the right to inspect such Finished Product. In the event Indevus does not respond in writing, within thirty (30) days of the date of the Non-conformance Notice, Indevus shall be deemed to be in agreement with Odyssey’s determination of non-conformance.

(b) Undisputed Claims. Indevus shall, if it agrees with Odyssey’s determination of non-conformance, replace any such non-conforming Finished Product with an equal quantity of Finished Product complying with the Specifications at no additional cost to Odyssey and without undue delay. Odyssey shall dispose of any Finished Product that is not in compliance with the Specifications at Indevus’s cost, except that Odyssey shall follow any reasonable instructions from Indevus to return to

Indevus or its designee or otherwise dispose of such non-conforming Product in another manner at Indevus’s cost. Indevus will, if in agreement with the determination of non-conformance, issue a credit to Odyssey representing any charges relating to such non-conforming and replacement Product. In the event that any Finished Product shipment or batch thereof is ultimately agreed or found to meet the Specifications, Odyssey shall accept and pay for such shipment or batch.

(c) Indevus will assume responsibility for all FDA mandated tests for the Finished Product as described in or committed to in the NDA.

(d) Disputed Claims. If Indevus does not agree with Odyssey’s determination of non-conformance, then Indevus shall provide Odyssey with a written notice of such disagreement within thirty (30) days of receipt of the Non-Conformance Notice, responding to Odyssey’s claim. The Steering Committee shall use Commercially Reasonable Efforts to resolve such disagreement within ten (10) Business Days of Odyssey’s receipt of Indevus’s notice of disagreement. In the event that the Steering Committee cannot resolve the issue, the Steering Committee shall submit the disputed Finished Product to an independent testing laboratory, to be agreed upon by the Steering Committee, for testing in accordance with the Testing Methods. The findings of such laboratory shall be binding on the Parties, absent manifest error. Expenses of such independent testing shall be borne by either Odyssey or Indevus depending on which such Party’s testing results were in error. Until such time as the disagreement is resolved, no Product from the lot tested shall be released.

14.11 Inventory Management. Odyssey shall maintain inventory of Finished Product and Samples in accordance with Odyssey’s usual and customary inventory management practices that Odyssey applies to its other products.

14.12 Shortages; Failure to Supply. If for any reason, Indevus shall be, or reasonably believes that it shall be, unable to satisfy Odyssey’s ordered requirements for Finished Product, then Indevus shall: (i) give Odyssey prompt notice thereof, (ii) if such failure to supply lasts for a consecutive [*] period, implement Commercially Reasonable Efforts to remedy such shortage, and (iii) if such inability is partial, fulfill firm orders with such quantities of Finished Product as are available and shall continue to use its Commercially Reasonable Efforts to fulfill orders on a timely basis.

If Indevus fails to supply on a timely basis the quantities of Finished Product ordered pursuant to Section 14.6, in addition to any other remedy available to Odyssey, at Odyssey’s sole discretion and upon notice to Indevus, such shortfall may be carried over and added to the quantity of such Finished Product forecasted for the next delivery. Absent any such notice from Odyssey, however, there shall be no such carryover, and Odyssey shall not be obligated to accept a late delivery of shortfall. If Indevus or its Third Party Manufacturer delivers a greater quantity of Finished Product than has been ordered, Odyssey shall not be obligated to purchase such overage and, at Indevus’s option, Odyssey may dispose of same or return same to Indevus or its Third Party manufacturer at Indevus’s direction and expense. Odyssey shall, however, have the option to treat such overage as an advance delivery of the next quantity to be delivered or, alternatively, to accept and pay for such overage.

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ARTICLE 15

MISCELLANEOUS

15.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

15.2 Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that (i) Indevus may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction, without such consent; provided, however, that such assignment shall not relieve Indevus of its responsibilities for performance of its obligations under this Agreement, and further provided that, in the event of any such assignment, any payment due to Odyssey under this Agreement must be received in its full amount by Odyssey in the United States without any withholding or deduction therefrom and any payment made by Odyssey to any such Indevus assignee organized in a country outside the United States shall be net of any applicable withholding tax; and (ii) Odyssey may assign any of its rights or obligations under this Agreement to any Affiliate of Odyssey or Parent at the time of such assignment or in connection with the transfer or sale of Parent’s business or all or substantially all of Parent’s assets or in the event of a merger, consolidation, change in control or similar corporate transaction with respect to Parent without such consent; provided, however, that such assignment shall not relieve Odyssey or Parent of its responsibilities for performance of its respective obligations under this Agreement, and further provided that, in the event of any such assignment, any payment due to Indevus under this Agreement must be received in its full amount by Indevus in the United States without any withholding or deduction therefrom and any payment made by Indevus to any such Odyssey assignee organized in a country outside the United States shall be net of any applicable withholding tax. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

15.3 Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

15.4 Notices.

(a) Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement (but not including any notice required by this Agreement) shall be in writing and delivered by hand, sent by facsimile, or by overnight express mail (e.g., FedEx) to any one (1) member of the Steering Committee, Development Committee, or Marketing Committee, as applicable, appointed by the Party which is to receive such written communication, or any other way as the Steering Committee, Development Committee, or Marketing Committee, as applicable deems appropriate.

(b) Extraordinary notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address, or any other notices required by this Agreement) shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service (e.g., FedEx), postage prepaid, or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), or sent by prepaid certified or registered air mail, return receipt requested, to the following addresses of the parties (or to such other address or addresses as may be specified from time to time in a written notice), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

if to Indevus to:

INDEVUS PHARMACEUTICALS, INC.

99 Hayden Avenue, Suite 200

Lexington, MA 02421

Attention: President

Fax No.: 781-862-3859

if to Odyssey to:

ODYSSEY PHARMACEUTICALS, INC.

72 Eagle Rock Avenue

East Hanover, NJ 07936

Attention: Senior Vice President, Business Development

Fax No.: 973-599-5796

With a copy to:

PLIVA d.d.

Ulica grada Vukovara 49

10000 Zagreb, Croatia

Attention: General Counsel

Fax No.: +385-1-612-0622

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

15.5 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in all material respects or otherwise are breached. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agree that the other Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

15.6 Applicable Law and Venue. This Agreement shall be governed by the laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York State or federal court sitting in the City of New York, County of Manhattan, and the Parties hereto (including Parent) hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding. The United Nations Convention On Contracts For The International Sale Of Goods shall not apply in any action, suit or proceeding arising out of or relating to this Agreement.

15.7 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter. All express or implied agreements and understandings, either oral or written, heretofore made, including any offering letters or term sheets, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

15.8 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

15.9 Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

15.10 Headings; References. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof. Any reference in this Agreement to an Article, Exhibit, Schedule or Section shall, unless otherwise specifically provided, be to an Article, Exhibit, Schedule or Section of this Agreement.

15.11 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.12 No Third Party Beneficiaries. Except as specifically set forth herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including without limitation any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

15.13 Delegation [*].

(a) Odyssey may delegate the full or partial discharge of Odyssey’s covenants, agreements, obligations and liabilities under this Agreement including, without limitation, the due and punctual payment of all amounts which are or may become due and payable by Odyssey hereunder to any Affiliate of Odyssey or Parent at the time of such delegation; provided, that, in the event of any such assignment, any payments due to Indevus under this Agreement must be received in its full amount by Indevus in the United States, without any withholding or deduction therefrom.

(b) [*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper
Name:	Glenn L. Cooper, M.D.
Title:	President and Chief Executive Officer

ODYSSEY PHARMACEUTICALS, INC.

By:	/s/ Paul D Cottone
Name:	Paul D. Cottone
Title:	President & CEO

PLIVA d.d.

By:	/s/ Zelimir Vuksic
Name:	Zelimir Vuksic
Title:	Vice President of the Management Board Chief Operating Officer

By:	/s/ Paul D. Cottone
Name:	Paul D. Cottone
Title:	Vice President of the Management Board

EXHIBITS AND SCHEDULES

SCHEDULE 1.95

CURRENT SPECIFICATIONS*

*Represents current specifications for the API and tablets of Trospium Twice-Daily as submitted to the FDA and is subject to modification prior to, with or after FDA Approval.

Table 4-21 Release Specifications and methods for Trospium chloride 20mg tablets

Test	Method	Specification
Identification
[*]

Assay
[*]

Related Substance/Degradation Products
[*]

Quality
[*]

Microbiological purity
[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

NDA 21-595 Amendment 19 Trospium Chloride	Indevus Pharmaceuticals, Inc.

Testing Specification	[*]

Trospium Chloride	Number
[*]

Page
1 of 5

Date released (DD/MM/YYYY)
[*]

Company responsible [*]	Archive No.	QDC ID [*]

Purpose	QU: [*]	TS operational area [*]
Specification [*]

Specification type	R = Registration

Safety data	[*]

Substance(s)

Name	Trospium Chloride
Chemical Name	[*]
Relative molecular mass	[*]
CAS number	[*]
Emperical formula	[*]

Property of [*] treat confidentially.

[*]	CONFIDENTIAL TREATMENT REQUESTED

NDA 21-595 Amendment 19	Indevus Pharmaceuticals, Inc.
Trospium Chloride

Testing Specification	[*]

Trospium Chloride	Number
[*]

Page
2 of 5

Date released (DD/MM/YYYY)
[*]

Company responsible	Archive No.	QDC ID
[*]		[*]

Specification Part

1. Appearance

[*]

2. Identification

IR spectrum [*]

UV spectrum [*]

Rf values of the main spots [*]

Melting point [*]

Differential thermal analysis [*]

Test for chloride [*]

3. Solubility

[*]

The analytical procedures marked with a “*” do not contain a methodology section

Property of [*] treat confidentially.

[*]CONFIDENTIAL TREATMENT REQUESTED

NDA 21-595 Amendment 19	Indevus Pharmaceuticals, Inc.
Trospium Chloride

Testing Specification	[*]

Trospium Chloride	Number
[*]

Page
3 of 5

Date released (DD/MM/YYYY)
[*]

Company responsible	Archive No.	QDC ID
[*]		[*]

4. Colour of solution

[*]

5. Clarity of solution

[*]

6. pH

[*]

7. Chromatographic purity

[*]

            Sum of all unknown impurities [*]

            Total of all impurities [*]

            Note [*]

The analytical procedures marked with a “*” do not contain a methodology section

Property of [*] treat confidentially.

[*]	CONFIDENTIAL TREATMENT REQUESTED

NDA 21-595 Amendment 19	Indevus Pharmaceuticals, Inc.
Trospium Chloride

Testing Specification	[*]

Trospium Chloride	Number
[*]

Page
4 of 5

Date released (DD/MM/YYYY)
[*]

Company responsible	Archive No.	QDC ID
[*]		[*]

8. Residual Solvents

[*]

9. Heavy metals

[*]

10. Loss on drying

[*]

11. Sulphated ash

[*]

12. Content

[*]

The analytical procedures marked with a “*” do not contain a methodology section

Property of [*] treat confidentially.

[*]	CONFIDENTIAL TREATMENT REQUESTED

NDA 21-595 Amendment 19	Indevus Pharmaceuticals, Inc.
Trospium Chloride

Testing Specification	[*]

Trospium Chloride	Number
[*]

Page
5 of 5

Date released (DD/MM/YYYY)
[*]

Company responsible	Archive No.	QDC ID
[*]		[*]

Signatures

[*]

Property of [*] treat confidentially.

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1.98

SUBSTANTIAL ISSUES

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.1

INITIAL STEERING COMMITTEE MEMBERS

Indevus designees:

[*]

Odyssey designees:

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.2

INITIAL DEVELOPMENT COMMITTEE MEMBERS

Indevus designees:

[*]

Odyssey designees:

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3.3

INITIAL MARKETING COMMITTEE MEMBERS

Indevus designees:

[*]

Odyssey designees:

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 5.2 (a/b)

DETAIL REQUIREMENTS-LAUNCH PERIOD*

INDEVUS:

A. Annual Indevus Details:

1. Initial Copromotion Period:

Indevus Dedicated Sales Force: [*]

Indevus Representatives other than Indevus Dedicated Sales Force: [*]

2. Additional Copromotion Period:

Indevus Dedicated Sales Force: [*]

Indevus Representatives other than Indevus Dedicated Sales Force: [*]

3. License Period: [*]

B. Quarterly Indevus Details (as a percentage of Annual Indevus Details):

Quarter Ending March 31:	[*]%
Quarter Ending June 30:	[*]%
Quarter Ending September 30:	[*]%
Quarter Ending December 31:	[*]%

Odyssey:

A. Annual Odyssey Details:

1. Initial Copromotion Period: [*]

2. Additional Copromotion Period: [*]

3. License Period: [*]

B. Quarterly Odyssey Details (as a percentage of Annual Odyssey Details):

Quarter Ending March 31:	[*]%
Quarter Ending June 30:	[*]%
Quarter Ending September 30:	[*]%
Quarter Ending December 31:	[*]%

*	Assumes Launch Period is a full twelve-month period; the numbers of Details set forth in this Schedule shall be proportionally adjusted by the Marketing Committee to give effect to the actual period that constitutes the Launch Period.

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 5.2 (e)

INITIAL PROMOTION BUDGET

(in US$)

Promotional Launch Budget First 12 Months
	Calendar Q304-Q404	Calendar Q105-Q205	Total Launch Budget
[*]
[*]
[*]
[*]
[*]
[*]
[*]
Total Spent	[*]	[*]	[*]

Cost Per Company			Totals
Indevus	[*] *		[*]

Odyssey	[*] **	[*] ***	[*]

*	Cost To Indevus @ [*]
**	Cost to Odyssey @ [*]
***	Cost to Odyssey @ [*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 5.4 (e)

Representative Product Labeling

INDEVUS / ODYSSEY 60-COUNT LABEL

[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED